Exhibit 10.39
Execution Copy
ASSET PURCHASE AGREEMENT
Dated December 30, 2005
MasTec North America AC, LLC, a Florida limited liability company (“Buyer”)
and
MasTec, Inc., a Florida corporation (“MasTec”)
and
Digital Satellite Services, Inc., a South Carolina corporation (“Seller”)
and
each of the Shareholders set forth therein

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (“Agreement”) is made as of December 30, 2005, by and among MasTec North America AC, LLC, a Florida limited liability company (“Buyer”), MasTec, Inc., a Florida corporation (“MasTec”), Ronald E. Phillips, an individual resident in South Carolina (“Mr. Phillips”), Dawn M. Phillips, an individual resident in South Carolina (“Mrs. Phillips”) and collectively with Mr. Phillips, (the “Phillips Shareholders”), and Robert E. Eddy, not in his individual capacity but solely as Trustee (the “Trustee”) of the Digital Satellite Services Employee Stock Ownership Trust (the “Trust”), and collectively with the Phillips Shareholders, the “Shareholders”) and Digital Satellite Services, Inc., a South Carolina corporation (the “Seller”).
RECITALS
     WHEREAS, Seller is a provider of home installation, maintenance and repair services, and related marketing, sales and call center services in the Designated Market Areas or DMAs designated in the DirecTV Contract, including Atlanta, Greenville-Spartanburg-Asheville-Anderson, and Tri-cities, TN-VA (the “Existing DMAs”) and for the term of the Alternate Fulfillment Contract the DMAs provided for in the Alternate Fulfillment Contract (the “Business”);
     WHEREAS, Seller desires to sell and Buyer desires to purchase the Assets upon the terms and subject to the conditions of this Agreement.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1.	Sale and Transfer of Assets; Closing.
     1.1 Assets to be Sold. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of any Encumbrances except as otherwise provided on Schedule 2.8, all right, title and interest in and to all of the Assets. Notwithstanding the foregoing or any provisions contained elsewhere in this Agreement, (i) the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 1.3(a) and (ii) the Excluded Assets are not part of the sale and purchase contemplated hereunder and are excluded from the Assets and shall remain the property of Seller after the Closing.
     1.2 Acquired Assets and Excluded Assets.
          (a) The term “Assets” means, other than Excluded Assets, all of the assets, properties, rights, licenses, permits of Seller, any Shareholder or any of their respective Affiliates as the same now exist or exists on the Closing Date, wherever located, real, personal, or mixed, tangible or intangible, owned by, optioned by, leased by or in the possession of Seller, any Shareholder or any of their respective Affiliates, whether or not reflected in the books and records thereof, and held or used in the Business and all assets of the Business acquired by any

Seller, any Shareholder or any of their respective Affiliates, on or prior to the Closing Date, including, without limitation, except as otherwise specified herein, all direct or indirect, right, title, and interest of any Seller, any Shareholder or any of their respective Affiliates in, to and under:
               (i) except as set forth on Schedule 1.2(a)(i), all of the assets reflected on the Balance Sheet;
               (ii) all real property, leaseholds and other interests in the real property set forth on Schedule 2.5, in each case together with all right, title and interest in all buildings, improvements, fixtures thereon and all appurtenances thereto (the “Premises”);
               (iii) all Tangible Personal Property, including without limitation those items listed on Schedule 2.6;
               (iv) all Intellectual Property Assets, including, without limitation, those set forth on Schedule 2.24(a) and (b), and all proprietary knowledge, trade secrets, technical information, processes (whether secret or not), methods and similar know-how or rights used in connection with, or relating to the Business;
               (v) all Inventory;
               (vi) all Assigned Contracts, including without limitation those listed on Schedule 2.21(a);
               (vii) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including, without limitation, those listed on Schedule 2.17(b);
               (viii) the Business as a going concern, including, without limitation, the corporate name “Digital Satellite Services, Inc.” and any dbas or the like including but not limited to “Ron’s TV,” “DSI” and any other names listed on Schedule 2.1(i), franchises, restrictive covenants, computer software, telephone numbers, customer lists, referral sources, manufacturer, vendor and supplier lists, operating guides and manuals, financial and accounting Records, creative materials, advertising materials and data, sales and promotional materials, business plans, studies, reports, including research and development reports, correspondence and other similar documents and Records, and, subject to Legal Requirements, copies of all personnel Records (including without limitation, any completed and signed drug testing forms, completion certificates, and background check responses in Seller’s, any Shareholder’s or their respective Affiliates’ possession);
               (ix) all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation and conduct of the Business;
               (x) all rights of Seller relating to credits, deposits, prepaid expenses, claims for refunds and rights to offset in respect thereof that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Business other than those that are Excluded Assets;
               (xi) all assumable insurance policies and all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities on or prior to the Closing Date, unless expended in accordance with this Agreement;
               (xii) all rights of Seller to any payments from DirecTV for any services and fees, other than Fulfillment Services and Service Calls performed on or prior to the Closing Date, Hardware Reimbursement Fees for DIRECTV System Components installed on or prior to the Closing Date and any Incentive Payments for any periods ending on or prior to the Closing Date, including without limitation any DirecTV programming sales commissions; and
               (xiii) all other rights, claims (whether choate or inchoate, known or unknown, contingent or non-contingent) and credits to the extent relating to any Asset or Assumed Liability, including any such items arising under all guarantees, warranties, indemnities and similar rights in favor of Seller, any Shareholder or any of their respective Affiliates.
          (b) The term “Excluded Assets” shall mean:
               (i) all cash, cash equivalents and short term investments of Seller;
               (ii) all minute books, stock Records and corporate seals;
               (iii) all insurance policies and rights thereunder (except to the extent specified in subsection (xi) in the definition of Assets);
               (iv) all of the Contracts listed on Schedule l.2(b)(iv);
               (v) all personnel Records and other Records that Seller is required by law to retain in its possession;
               (vi) all claims for refund of Taxes and other governmental charges of whatever nature existing on or prior to the Closing Date;
               (vii) the Employee Plans, including the ESOP, the EIAP and the Trust, and all rights in connection with and assets of the Employee Plans, including the ESOP and the EIAP, and the Trust and all Records related to the Employee Plans, including the ESOP and the EIAP, and the Trust;
               (viii) all rights of Seller under this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement;
               (ix) all Accounts Receivable for Fulfillment Services and Service Calls arising out of the operation or conduct of the Business on or prior to the Closing Date, Hardware Reimbursement Fees for DIRECTV System Components installed on or prior to the Closing Date and any Incentive Payments for any periods ending on or prior to the Closing Date, and

               (x) the other property and assets expressly designated as Excluded Assets on Schedule 1.2(b)(x).
     1.3 Liabilities.
          (a) On the Closing Date, Buyer shall assume and agree to discharge the Assumed Liabilities. Buyer’s assumption of the Assumed Liabilities shall in no way expand the rights or remedies of Third Parties against Buyer as compared to the rights and remedies which such Third Parties would have had against Seller, any Shareholder or any of their respective Affiliates had the Contemplated Transactions not been consummated. The term “Assumed Liabilities” means any Liability:
               (i) arising after the Closing Date under the Assigned Contracts described on Schedule 2.21(a) for Liabilities arising from the use of the Assets by Buyer and the operation of the Business by Buyer subsequent to the Closing Date (other than any Liability arising under such Assigned Contract relating to the operation of the Business on or prior to the Closing Date, including without limitation any Breach thereof that occurred on or prior to the Closing Date);
               (ii) the Assumed Payables for Major Inventory;
               (iii) arising out of the use of the Assets by Buyer and the operation of the Business by Buyer after the Closing Date (including without limitation, accounts payable arising from the Buyer’s use of the Assets and operation of the Business) except for any Liability arising from Seller’s or any Shareholder’s breach of a representation, warranty, covenant or other agreement pursuant to this Agreement;
               (iv) for Chargebacks related to cancellation of first year DirecTV customer enrollments sold by and commissioned to Seller related to Section 1.2(a)(xii) and
               (v) any Liability for Buyer’s, MasTec’s or any of their respective Affiliate’s conduct with respect to any employees hired by Buyer to work in the Business after the Closing.
          (b) Notwithstanding any other provision of this Agreement, and regardless of any disclosure to Buyer, the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged on a timely basis and in a manner which shall not result in any impairment of the Business solely by Seller, the respective Shareholder or Affiliate, as applicable. The term “Retained Liabilities” means every Liability of Seller, any Shareholder or any of their respective Affiliates other than the Assumed Liabilities, including:
               (i) any Liability obligation or commitment of Seller, any Shareholder or any of their respective Affiliates not specifically listed in Section 1.3(a);
               (ii) any Liability under any Assigned Contract arising under such Assigned Contract relating to the operation of the Business on or prior to the Closing Date, including without limitation any Breach thereof on or prior to the Closing Date;

               (iii) any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s, any Shareholder’s or any of their respective Affiliate’s operation of the Business or ownership of the Assets for periods ending on or prior to the Closing Date, (B) any Taxes that will arise as a result of the Contemplated Transactions (including any and all sales, income or transfer taxes) and (C) any deferred Taxes of any nature;
               (iv) any Liability under any Contract (other than the Assumed Contracts);
               (v) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of the Business or use of the Assets that accrued on or prior to the Closing Date;
               (vi) any Liability under or relating to the Employee Plans, including the ESOP, the EIAP or the Trust, or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s, any Shareholder’s or any of their respective Affiliate’s employees, former employees, independent contractors or former independent contractors (including any Liabilities to any of the foregoing or any third party related to accidents, injuries or property damages, or losses from automobile, property, casualty, crime, breaches of fiduciary duty, entering into prohibited transactions, health or other insurance items);
               (vii) any Liability under any employment, severance, retention or termination agreement with any employee of Seller, any Shareholder or any of their respective Affiliates, including payroll and taxes related Seller’s employees and subcontractors for pay cycles following the Closing Date for services provided to Seller on or prior to the Closing Date;
               (viii) any Liability arising out of or relating to any employee grievance or discharge prior to the Closing whether or not the affected employees are hired by Buyer;
               (ix) any Liability of Seller, any Shareholder or any of their respective Affiliates to any Shareholder or any of their respective Affiliates;
               (x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller, any Shareholder or any of their respective Affiliates;
               (xi) any Liability to distribute to any of Seller’s shareholders or Affiliates or otherwise apply all or any part of the consideration received hereunder;
               (xii) any Liability arising out of any Proceeding pending as of the Closing Date;
               (xiii) any Liability arising out of any Proceeding commenced after the Closing Date and arising out of any occurrence or event happening or accruing on or prior to the Closing Date;

               (xiv) any Liability arising out of or resulting from Seller’s or any Shareholder’s compliance or noncompliance with any Legal Requirement or Order happening or accruing on or prior to the Closing Date;
               (xv) any Liability of Seller or any Shareholder under this Agreement or any other document executed in connection with the Contemplated Transactions;
               (xvi) any Liability pertaining to products sold or manufactured by and/or on behalf of Seller, any Shareholder or any of their respective Affiliates or services rendered by Seller, any Shareholder or any of their respective Affiliates in connection with the Business or the operation of Business on or prior to the Closing Date;
               (xvii) any Liability arising from or caused by breach of warranty, tort, infringement or violation of any Legal Requirement that accrued on or prior to the Closing Date;
               (xviii) any Liability relating to Major Inventory which, as of Closing, is not Physically Present at Seller’s Facilities and available for Buyer to deliver to DirecTV customers in connection with the Business following the Closing and one-half (1/2) of the Major Inventory payables up to an amount not to exceed $1,500,000 for Major Inventory which, as of Closing, is Physically Present at Seller’s Facilities and available for Buyer to deliver to DirecTV customers in connection with the Business;
               (xix) any Liability relating to Minor Inventory;
               (xx) any Liability of Seller, any Shareholder or any of their respective Affiliates based upon Seller’s, any Shareholder’s or any of their respective Affiliate’s acts or omissions occurring on or after the Closing Date and
               (xxi) any Liability for insurance premiums for insurance that covers periods prior to the Closing, including without limitation any retroactive adjustments to such insurance premiums (e.g., as a result of a workers’ compensation audit) and
     1.4 Purchase Price. The purchase price for the Assets will be $26,000,000 plus the Earn-Out to be paid post-Closing (such sum, as so adjusted from time to time, is herein referred to as the “Purchase Price”). On the Closing Date, Buyer shall make payment on account of the Purchase Price as follows:
          (a) $18,500,000 by wire transfer to an account designated by Seller as set forth on Schedule 1.4(a); and
          (b) the issuance to Seller of that number of shares of common stock, $0.10 par value, of MasTec (the “MasTec Shares”), a Florida corporation, as shall equal $7,500,000 divided by the per share closing sales price on the New York Stock Exchange of the MasTec Shares two Business Days preceding the Closing Date rounded up to the nearest whole number.
The MasTec Shares will be unregistered with the Securities and Exchange Commission at the Closing, however, MasTec will use its best efforts to register for resale the MasTec Shares with the Securities and Exchange Commission within one-hundred and twenty (120) days after the Closing Date. Notwithstanding any other provision of this Agreement, if the MasTec Shares are not registered within one-hundred and twenty (120) days after the Closing Date, then Seller’s sole remedy for such failure shall be to receive, within two (2) Business Days of the return to MasTec of the MasTec Shares free and clear of any liens, a cash payment equal to the product of the Average MasTec Share Price multiplied by the number of MasTec Shares transferred to Seller on the Closing Date.
     1.5 Earn-Out.
          (a) As additional consideration for the Contemplated Transactions, the Buyer shall pay Seller the contingent price payments set forth in this Section 1.5 (the “Earn-Out”). The amount of the Earn-Out will equal 5% of EBIT for the Business solely with respect to the Existing DMAs for the years ending December 31, 2006, 2007, 2008, 2009 and 2010; provided that the Earn-Out for 2006 shall begin to accrue on the day after the Closing Date. Buyer shall pay Seller the Earn-Out payments annually within 10 days of MasTec filing its 10-K for the respective fiscal year by wire transfer of next day funds to an account or accounts designated by Seller. For purposes of this Agreement, “EBIT” means the Net Income of the Business solely with respect to the Existing DMAs for the respective twelve-month period in the applicable fiscal year, plus (a) income Taxes deducted in determining Net Income, and (b) any interest on indebtedness incurred to finance the acquisition of the Assets contemplated hereby (including, without limitation, any original issue discount). For purposes of this Agreement, “Net Income” means, for any of the foregoing periods, the net income (or loss) of the Business solely with respect to the Existing DMAs, determined in accordance with GAAP consistent with MasTec’s other Advanced Tech Service Group divisions and as set forth in Schedule 1.5; provided however, that Net Income shall not be adjusted for any intra-company transfers to or from the Business with respect to MasTec or its Affiliates unless those transfers relate to a business transaction between the Business and MasTec or its Affiliates that would have occurred in the ordinary course of conducting business had Buyer not acquired the Assets. For purposes of clarification, Net Income shall only be derived from the operation of the Business in the Existing DMAs and only to the extent the Business is being conducted in such Existing DMAs during the applicable period, from the services the Business is offering in the Existing DMAs, and from customers (i.e., DirecTV) that the Business is generating orders from as of the date of this Agreement. Any revenue and expenses resulting from new customers, new DMAs or new services shall not be included in the definition of Net Income; however, MasTec shall pay Mr. Phillips a bonus if earned pursuant to the terms of the Executive Employment Agreement from the successful oversight of such new customers, DMAs or services as any such incremental oversight responsibilities may be assigned by MasTec in its reasonable discretion.
          (b) If, within thirty (30) days following delivery of an Earn-Out payment by Buyer to Seller, Seller has not given Buyer written notice of its objection as to the Earn-Out payment amount (which notice shall state in reasonable detail the basis of Seller’s objection), then the Earn-Out payment amount calculated by Buyer shall be binding and conclusive on the parties. If Seller duly gives Buyer such notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the calculation of the Earn-Out payment within thirty (30) days of Buyer’s receipt of Seller’s objection notice, Seller and Buyer shall submit the issues remaining in dispute to a mutually agreed upon, independent public accountant firm (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in this Section 1.5(b). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent

Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; and (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Earn-Out payment. The costs and expenses of the Independent Accountants in a dispute regarding any Earn-Out payment shall be paid by Seller if (A) the difference between (i) the Earn-Out payment resulting from determination of the Independent Accountants, and (ii) the Earn-Out payment set forth in Seller’s notice of objection, is greater than (B) the difference between (i) the Earn-Out payment resulting from determination of the Independent Accountants, and (ii) Buyer’s calculation of the Earn-Out payment as delivered to Seller; otherwise, such costs and expenses of the Independent Accountants will be paid by Buyer. The Independent Accountants will be entitled to the privileges and immunities of arbitrators.
     1.6 Closing. The purchase and sale of the Assets provided for in this Agreement (the “Closing”) will be effective as of 12:01 a.m. EST on the day after the Closing Date and shall take place at the offices of Buyer’s counsel at Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, commencing at 10:00 a.m. (local time) on or before January 31, 2006, or such other time, date or place, as Seller and Buyer may agree to in writing. Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 8.
     1.7 Closing Obligations. In addition to any other documents to be delivered pursuant to other provisions of this Agreement, at the Closing:
          (a) Seller and Shareholders, as applicable, will deliver to Buyer:
               (i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 1.7(a)(i) (the “Bill of Sale”) duly executed by Seller;
               (ii) an assignment of all of the Assigned Contracts included within the Assets in the form of Exhibit 1.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) duly executed by Seller;
               (iii) assignment of all Intellectual Property Assets in the form of Exhibit 1.7(a)(iii) duly executed by Seller;
               (iv) a release in the form of Exhibit 1.7(a)(iv) duly executed by the Shareholders (the “Shareholders’ Release”);

               (v) Executive employment Contract for Mr. Phillips in the form of Exhibit 1.7(a)(v)(i) (the “Executive Employment Agreement”);
               (vi) [Intentionally Omitted]
               (vii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and duly executed by Seller;
               (viii) lease agreement in the form of Exhibit 1.7(a)(viii) duly executed by Country Manor Holdings, LLC (the “Greenville Lease”);
               (ix) certificate of an officer of Seller (A) certifying, as of the Closing, attached copies of the Organizational Documents of Seller certified as of a recent date by the South Carolina Secretary of State, (B) certifying and attaching all requisite resolutions of the board of directors and shareholders of Seller approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (C) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions;
               (x) certificate of officers of Country Manor Holdings, LLC (A) certifying, as of the Closing, attached copies of the Organizational Documents of Country Manor Holdings, LLC certified as of a recent date by the Secretary of State of such entity’s state of incorporation, (B) certifying and attaching a unanimous written consent of the members/manger of Country Manor Holdings, LLC approving the execution and delivery of the Greenville Lease, and (C) certifying to the incumbency and signatures of the officers of Country Manor Holdings, LLC executing the Greenville Lease;
               (xi) a certificate of the Trustee (A) certifying, as of the Closing, attached copies of the Organizational Documents of the Trust, the ESOP, and the Digital Satellite Services Eligible Individual Account Plan (the “EIAP”), (B) certifying and attaching all requisite resolutions or actions of the Trust, the ESOP, and the EIAP approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (C) certifying to the incumbency and signatures of the Trustee executing this Agreement and any other document relating to the Contemplated Transactions;
               (xii) all Consents required for the valid transfer of the Assets to Buyer and Buyer’s operation of the Business following the Closing Date, including without limitation the consent of DirecTV to the Contemplated Transactions (“DirecTV Consent”) and any Governmental Authorizations which the Buyer deems necessary to run the Business;
               (xiii) certificates from an officer of the Trustee and each of Mr. Phillips and Mrs. Phillips as to the accuracy of its and Seller’s representations and warranties as of the date of this Agreement and as of the Closing (without giving effect to any supplement to Shareholder’s or Seller’s schedules) and as to its and Seller’s compliance with and performance of its and Seller’s covenants and obligations to be performed or complied with at or before the Closing and (B) a certificate executed by an officer of Seller as to the accuracy of Seller’s representations and warranties as of the date of this Agreement and as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing;
               (xiv) certificates from the Secretary of State of the State of South Carolina, North Carolina, Tennessee and Georgia certifying the good standing of Seller dated not more than seven (7) days prior to the Closing Date;
               (xv) certificates of the Secretary of State of the State of Delaware certifying the good standing of Country Manor Holdings, LLC dated not more than seven (7) days prior to the Closing Date;
               (xvi) any resale certificate for Inventory or clearance certificate or similar documents that may be required by any Governmental Body in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price;
               (xvii) a certificate of Seller certifying that the attached executed Form 1120 for the year ended December 31, 2004 was filed with the IRS;
               (xviii) a certificate of Seller and the Trust certifying that the attached executed IRS/DOL Forms 5500, with complete schedules, for the EIAP and the ESOP for the 2004 Plan Year were filed with the IRS;
               (xix) a certificate of the Trustee certifying that the ESOP and the EIAP have engaged in a direction pass-through process in accordance with Section 409(e)(3) of the Code;
               (xx) an opinion in the form of Exhibit 1.7(a)(xx) from Johanson Berenson LLP, Seller’s legal counsel;
               (xxi) an opinion in the form of Exhibit 1.7(a)(xxi) from Davis & Campbell LLC, the Trustee’s legal counsel;
               (xxii) Copies of completed Third Party record keeping reports and independent valuations for the 2003 and 2004 plan years for the ESOP, the EIAP and the Trust;
               (xxiii) Proof of payment of all transfer Taxes incurred in connection with the Contemplated Transactions;
               (xxiv) a certificate of the Trust certifying that: (i) the Trust has completed the required direction pass-through process pursuant to the terms of Sections 8 of the ESOP and EIAP plan documents and Section 409(e)(3) of the Code; (ii) the Trust has received an opinion from its independent appraiser and financial advisor dated as of the Closing Date stating that the Purchase Price is at least equal to “adequate consideration” for the Assets as that concept is defined under Section 3(18)(B) of ERISA (the “Adequate Consideration Opinion”) and that the Robert E. Eddy has approved the Contemplated Transactions in his capacity as Special Trustee of the Trust on behalf of the Trust;

               (xxv) a certificate of the Seller certifying that the merger of Seller and Digital Security Incorporated, a South Carolina corporation, has occurred with Seller serving as the surviving corporation and attaching the related documentation that was previously filed with State of South Carolina effecting the merger; and
               (xxvi) such other documentation as Buyer may reasonably request for the purpose of evidencing the performance by any of Seller or the Shareholders of, or compliance by any of Seller or the Shareholders with, any covenant or obligation pursuant to this Agreement required to be performed or complied with by such Shareholder or Seller prior to Closing.
          (b) Buyer will deliver:
               (i) to Seller the portion of the Purchase Price to be paid to Seller on the Closing Date, including the MasTec Shares, in accordance with Section 1.4;
               (ii) to Seller the Executive Employment Agreement duly executed by Buyer;
               (iii) to Seller a certificate of an officer of Buyer (A) certifying, as of the Closing, attached copies of the Organizational Documents of Buyer certified as of a recent date by the State of Florida, (B) certifying, and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and (C) certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;
               (iv) to Seller the Assignment and Assumption Agreement duly executed by Buyer;
               (v) to Seller a certificate of an officer of MasTec (A) certifying, as of the Closing, attached copies of the Organizational Documents of MasTec certified as of a recent date by the State of Florida, (B) certifying, and attaching all requisite resolutions or actions of MasTec’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and (C) certifying to the incumbency and signatures of the officers of MasTec executing any other document relating to the Contemplated Transactions;
               (vi) to Seller a certificate executed by an officer of Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing; and
               (vii) such other documentation as Seller may reasonably request for the purpose of evidencing the performance by Buyer of, or compliance by Buyer with, any covenant or obligation pursuant to this Agreement required to be performed or complied with by Buyer prior to Closing.

Each of the deliveries pursuant to this Section 1.7 will be deemed to occur simultaneously and no delivery shall be made unless all other deliveries have been made.
2. Representations and Warranties of Seller and the Shareholders.
     In order to induce Buyer and MasTec to enter into this Agreement, Seller, Mr. Phillips and Mrs. Phillips, jointly and severally, and the Trust (solely with respect to the representation and warranties set forth in Sections 2.1(c), 2.1(d), 2.1(e), 2.1(f), 2.1(g), 2.2, 2.16, 2.25, 2.27 and 2.28 as it relates to the Trust, the ESOP and the EIAP), in each case subject to the limitations set forth in Sections 9.1 and 9.2, represent and warrant to Buyer and MasTec as follows. All references to Seller in this Section 2 shall be deemed to refer to Seller and Seller Predecessors.
     2.1 Organization, Good Standing and Capitalization.
          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Assigned Contracts. Seller is duly qualified and licensed to do business as a foreign corporation and is in good standing under the laws of North Carolina, Alabama, Kentucky, Tennessee and Georgia and each other jurisdiction in which either the property owned, leased or operated by it or the nature of the Business as currently conducted makes such qualification or license necessary.
          (b) Country Manor Holdings, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization.
          (c) The Digital Satellite Services Employee Stock Ownership Plan is an employee stock ownership plan that meets the requirements of Code Sections 401(a) and 4975(e)(7) and Section 407(d)(6) of ERISA.
          (d) The Digital Satellite Services Eligible Individual Account Plan is a tax qualified plan that meets the requirements of Code Section 401(a) and Section 407(d)(3) of ERISA.
          (e) The Trust is a tax qualified trust that meets the requirements of Code Section 501(a).
          (f) Seller and each Shareholder has delivered to Buyer copies of all Organizational Documents of Seller and such Shareholder as currently in effect.
          (g) The authorized equity securities of Seller consist of 1,000,000 shares of common stock, no par value per share, of which 1,000,000 shares are issued and outstanding and constitute the “Shares”. The Trust is, and as of the Closing Date will be, the record and beneficial owner and holder of all of the Shares, free and clear of all Encumbrances except for any restriction imposed by United States federal or state securities laws on Buyer’s subsequent transfer of the Shares. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. Other than this Agreement, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the Shares was issued in violation of the Securities Act or any other Legal Requirement.
          (h) Seller does not own, or have any Contract to acquire, any equity securities or other securities of any Person or other direct or indirect equity or other ownership interest in any other business.
          (i) Except as set forth on Schedule 2.1(i), the only names used in running the Business have been the corporate name “Digital Satellite Services, Inc.” and the dbas “Ron’s TV” and “DSI.”
     2.2 Enforceability; Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and each Shareholder of each agreement to be executed or delivered by Seller or such Shareholder at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller and each Shareholder who is a party to such Seller’s Closing Documents, enforceable against it/them in accordance with its respective terms. Seller and each of the Shareholders has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by such Shareholder’s and Seller’s shareholders and board of directors.
          (b) Except as set forth on Schedule 2.2(b), neither the execution and delivery of this Agreement or Seller’s Closing Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach (A) any provision of any of the Organizational Documents of Seller or such Shareholder or (B) any resolution adopted by the board of directors or the shareholders of Seller or such Shareholder; (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, any Shareholder or any of the Assets, may be subject; (iii) contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or such Shareholder that otherwise relates to the Assets or the Business; (iv) cause Buyer or Seller to become subject to, or to become liable for the payment of, any Tax; (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.
          (c) Except as set forth on Schedule 2.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     2.3 Financial Statements; Projections; Forecasts.
          (a) Seller has delivered to Buyer: (i) a consolidated balance sheet of the Business as at December 31, in each of the years 2003 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each fiscal year then ended, including the notes thereto (the “Annual Financial Statements”); and (ii) an interim consolidated balance sheet of the Business as at November 30, 2005, including the notes thereto (the “Balance Sheet”) and the related statements of income, changes in shareholders’ equity, and cash flows for the eleven (11) months ended November 30, 2005 (the “Most Recent Financial Statements” and together with the Annual Financial Statements, the Balance Sheet and any financial statements delivered pursuant to Section 4.8, the “Financial Statements”). The Financial Statements fairly or will fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Business as at the respective dates of and for the periods referred to therein, all in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, subject in the case of the Most Recent Financial Statements to footnotes and normal year end adjustments that would not have a Material Adverse Effect. The Financial Statements have been prepared from and are in accordance with the accounting Records of the Business.
          (b) The projections included in the final Valuation Report dated September 14, 2005, as updated, and attached as Schedule 2.3(c) were prepared by The Business Appraisal Institute based upon input from Seller in good faith and accurately reflects Seller’s projections for the Business.
          (c) All financial projections and forecasts furnished to Buyer were prepared by Seller’s management in good faith and on the basis of reasonable assumptions and have been updated with actual results and additional information since originally delivered by the Seller to the Buyer. These financial projections and forecasts were based upon the best information and estimates available when given to the Buyer.
     2.4 Books and Records. The books of account, minute books, stock Record books, and other Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. Seller’s minute books contain Records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of Seller, and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.
     2.5 Real Property.
          (a) Seller does not own any real property (including without limitation any option or other right or obligation to purchase any real property or any interest therein).
          (b) Schedule 2.5, sets forth a complete list of all real property and interests in real property used, held for use or intended to be used primarily in the operation or conduct of the Business other than any such property or interest constituting an Excluded Asset and identifies any leases, reciprocal easements, operating agreements, licenses or similar agreements relating thereto. True and complete copies of each agreement set forth on Schedule 2.5 has previously been furnished to Buyer. Each agreement set forth on Schedule 2.5 is in full force and effect and has not been amended in writing or otherwise, and no party thereto is in default or breach thereunder. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under such agreements. None of Seller, any Shareholder or any of their respective Affiliates has received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any such agreement.
     With respect to the Premises, (i) Seller has a valid leasehold interest in each such premises, free and clear of any Encumbrances; (ii) the buildings located on such premises that are used in the Business are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy Seller’s current and currently anticipated normal business activities as conducted thereon; (iii) each such premises (A) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (B) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) none of Seller, any Shareholder of any of their respective Affiliates has received notice of (A) any condemnation, eminent domain or similar proceeding affecting any portion of any such premises or any access thereto, and, no such proceedings are contemplated, (B) any special assessment or pending improvement liens to be made by any Governmental Body which may affect any of these premises, or (C) any violation of building codes and/or zoning ordinances or other Legal Requirements with respect to any of these premises.
     2.6 Tangible Personal Property. Schedule 2.6 sets forth a complete list and brief description of each item of Tangible Personal Property, including all vehicles, used, held for use or intended to be used primarily in the operation or conduct of the Business other than any such property or interest constituting an Excluded Asset indicating, in each case, the purchase price thereof, the year of purchase, the accumulated book depreciation and whether Seller, any Shareholder or any of their respective Affiliates leases or owns such property. All Tangible Personal Property is in good working order, is free from any material defect and has been well maintained, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred. All leased Tangible Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable to thereto.
     2.7 Sufficiency of Assets. The Assets comprise all of the assets employed by Seller, any Shareholder or any of their respective Affiliates in connection with the Business. Except as set forth in Schedule 2.7, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business, and are sufficient for the conduct of the Business, immediately following the Closing in substantially the same manner as currently conducted.
     2.8 Title to Assets, Encumbrances. Seller owns or, with respect to any Assets currently owned by any of the Shareholder or Seller’s or any Shareholder’s Affiliates, at the time of the Closing will own good and transferable title to all of the Assets free and clear of any

Encumbrances other than those described on Schedule 2.8. At the time of Closing, all Assets shall be free and clear of all Encumbrances.
     2.9 [Intentionally Omitted.]
     2.10 Inventory. All Inventory consists of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting Records of the Business as of the Closing Date, as the case may be. Seller, the Shareholders or any of their respective Affiliates is not in possession of any Inventory not owned by it, including goods already sold. All Inventory not written off has been valued using the weighted average cost method, which approximates the first-in, first-out (FIFO) method. Inventory now on hand that were purchased after the date of the Balance Sheet was purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) is not excessive and is reasonable in the present circumstances of the Business. Work-in-process Inventory is now valued, and will be valued on the Closing Date, according to GAAP.
     2.11 No Undisclosed Liabilities. Except as set forth on Schedule 2.11, the Business has no Liability except for Liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet.
     2.12 Taxes.
          (a) Except as set forth on Schedule 2.12(a), the Business and the Trust have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed by, with respect to or in connection with it, either separately or as a member of a group of Persons, pursuant to applicable Legal Requirements. Seller has delivered to Buyer copies of, and Schedule 2.12(a) lists all such Tax Returns and reports filed by Seller or that were required to be filed with respect to or in connection with the Business since January 1, 2000 (the “Seller Tax Returns”). All Seller Tax Returns are true, correct and complete in all material respects. All Taxes have been paid, or provision has been made for the payment of, all Taxes that have or may have become due for all periods ending on or prior to the Closing Date (including Seller’s 2005 Taxes and any excise taxes), or pursuant to any assessment received, except such Taxes, if any, as are listed on Schedule 2.12(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. Except as provided on Schedule 2.12(a), none of Seller or any Person responsible for the payment of Taxes related to the Business is the beneficiary of any extension of time within which to file any Seller Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where any of the Shareholders, Seller or the Business do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and there is no basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

          (b) Schedule 2.12(b) contains a complete and accurate list of all Seller Tax Returns that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described on Schedule 2.12(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided on Schedule 2.12(b), none of the Shareholders or Seller has Knowledge that any Governmental Body is likely to assess any additional Taxes for any period for which Seller Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller or the Business either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any Shareholder or Seller has Knowledge. Schedule 2.12(b) contains a list of all Seller Tax Returns for which the applicable statute of limitations has not run. Except as described in Schedule 2.12(b), neither Seller nor the Business has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes or for which Seller or the Business may be liable.
          (c) The charges, accruals and reserves with respect to Taxes on the Records of the Business are adequate (determined in accordance with GAAP) and are at least equal to the Business’ liability for Taxes. There exists no proposed tax assessment or deficiency against the Seller or the Business except as disclosed in the Balance Sheet or on Schedule 2.12(c). No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Business. All Taxes that Seller or the Business is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
          (d) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Business after the date of this Agreement. The Business (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any Person under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.
          (e) Seller is not an S corporation as defined in Code Section 1361.
     2.13 Employees and Independent Contractors.
          (a) Schedule 2.13 contains a list of the following information for each employee, director or independent contractor of Seller or the Business, including each employee or independent contractor on leave of absence or layoff status: employer; name; job title; current compensation paid or payable, Fair Labor Standards Act status as exempt or non-exempt and any change in compensation since January 1, 2005; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Seller’s or any Business’ pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, vacation plan or any other Employee Plan. Schedule 2.13 also contains a list of employees organized by location which identifies the following categories of individuals: (i) management; (ii) human resources, finance, facilities, fleet and administrative personnel; (iii) service technicians; (iv) call center/sales and (v) other.
          (b) The Business is not and to Seller’s, each Shareholder’s and their respective Affiliate’s Knowledge, no employee, director or independent contractor of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, director or independent contractor and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee, director or independent contractor of the Business, or (ii) the ability of the Buyer to conduct the Business, including any Proprietary Rights Agreement with any of the Shareholders or Seller by any such employee, director or independent contractor. To Seller’s and each Shareholder’s Knowledge, no director, officer, or other key employee or independent contractor of Seller or the Business intends to terminate his employment or contractual relationship with the Business.
          (c) Schedule 2.13 contains a list of the following information for each retired employee, director or independent contractor of Seller or the Business, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.
          (d) Schedule 2.13 contains a complete and correct list of all drug testing forms, completion certificates and background check responses in Seller’s, any Shareholder’s or any of their respective Affiliate’s possession for current employees, directors and independent contractors of Seller or the Business.
     2.14 Labor Disputes; Compliance. Since January 1, 2000, Seller or the Business has not been or is not a party to any collective bargaining or other labor Contract. Since January 1, 2000, there has not been, there is not presently pending or existing, and to such Seller’s Knowledge and each Shareholder’s Knowledge there is not Threatened, (a) any strike, slowdown, picketing, organizing campaign, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Seller or the Business relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Seller or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees or independent contractors by Seller or the Business, and no such action is contemplated by Seller or the Business. Seller and the Business have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither Seller nor the Business is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, including without limitation any retroactive workers’ compensation.
     2.15 Warn Act. Except with respect to the termination of Seller’s employees on the Closing Date due to the Contemplated Transactions, since the enactment of Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq., neither Seller nor the Business has effectuated (a) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business, or (b) a “mass layoff’ (as defined in the WARN Act) affecting any site of employment or facility of the Business, nor has Seller or the Business been affected by any transaction or engaged in layoffs or employment terminations relating to the Business sufficient in number to trigger application of any similar state or local law.
     2.16 Employee Benefits.
          (a) Set forth on Schedule 2.16(a) is a list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or the Business or any other Person controlled by, controlling or under common control with Seller or the Business (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (”ERISA Affiliate”) or has been maintained or contributed to in the last six years by Seller, the Business or any ERISA Affiliate, or with respect to which Seller, the Business or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee, independent contractor or service provider of Seller, the Business or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively, the “Employee Plans”). Schedule 2.16(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(1) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 2.16(a) is a list of all ERISA Affiliates of Seller during the last six years.
          (b) Seller has delivered to Buyer copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller, the Business or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to any Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller, the Business or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all contracts with third-party record keepers, trustees, appraisers, actuaries, accountants, attorneys, investment managers, consultants and other independent contractors that relate to any Employee Plan; (vii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications, including communications to Employee Plan participants, regarding the Employee Plans.
          (c) Except as set forth on Schedule 2.16(c), full payment has been made for all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Neither Seller nor the Business is required to provide security to an Employee Plan under Section 401(a)(29) of the Code. The funded status of each Employee Plan that is a Defined Benefit Plan is disclosed on Schedule 2.16(c) in a manner consistent with the Statement of Financial Accounting Standards No. 87. Seller or the Business has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.
          (d) Except as disclosed on Schedule 2.16(d), no Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. No Employee Plan has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller or the Business has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.
          (e) None of Seller, the Business, the Shareholders, the Trustee, or any Fiduciary of any Employee Plan, or any ERISA Affiliate has any Liability or has Knowledge of any facts or circumstances that might give rise to any Liability, and the Contemplated Transactions will not result in any Liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.
          (f) Seller and the Business have, at all times, complied, and Seller and the Business currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Set forth on Schedule 2.16(f) is a list of all individuals who are current or former COBRA beneficiaries, their relationship to the Business, the welfare plans they participated in, the benefits they elected to receive under COBRA and the expiration (or expected expiration) of their coverage.
          (g) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in accordance with its terms and each of the Employee Plans and the administration thereof, is and has been in compliance with the requirements of any and all applicable statutes, orders, or governmental rules or regulations, including, but not limited to, ERISA and the Code. To Seller’s and each Shareholder’s Knowledge, none of Seller, the Business, or any Fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service/Department of Labor Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.
          (h) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and none of Seller, the Business, the Shareholders, the Trustee or any Fiduciary of any Employee Benefit Plan, has Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and none of Seller, the Business

Shareholders, the Trustee or any Fiduciary of any Employee Benefit Plan has Knowledge of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.
          (i) There is no material pending or Threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. No action, suit, grievance, or arbitration or other manner of litigation or claim with respect to the assets thereof of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration, for which plan administrative review procedures have not been exhausted) is pending, Threatened or imminent against or with respect to any of the Employee Plans, the Trust, Seller, any ERISA affiliate, or any Fiduciary of an Employee Plan. None of Seller, the Business, Shareholders, the Trustee, or any Fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject Seller or the Business to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(1) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the assessment of a Tax or penalty under Section 4975 of the Code or Section 502(1) of ERISA nor result in a violation of Section 406 of ERISA.
          (j) Seller and the Business has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 2.22(b).
          (k) Except as set forth on Schedule 2.16(k) and as required by Legal Requirements, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any present of former director, employee, officer, or independent contractor of Seller or the Business. There are no contracts or arrangements providing for payments that could subject any Person to Liability for tax under Section 4999 of the Code.
          (l) Except as set forth on Schedule 2.16(1) and for the continuation coverage requirements of COBRA, neither Seller nor the Business has any potential Liability for benefits to present or former employees, independent contractors or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.
          (m) No Contemplated Transaction will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee, independent contractor, or former employee or former independent contractor of Seller or the Business promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any present or former employee or independent contractor of Seller or the Business or former independent contractor concerning the employee benefits of Buyer.
               (i) Seller, the Shareholders and their respective Affiliates do not maintain any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
          (n) Attached hereto as Schedule 2.16(n) is a list as of the date hereof of the employees of Seller or the Business setting forth his or her current salary, any outstanding bonus or other compensation commitment, address, and Social Security number, and a current list of plan participants for each Employee Plan.
     2.17 Compliance With Legal Requirements; Governmental Authorizations.
          (a) Except as set forth on Schedule 2.17(a) (i) Seller and the Business is, and at all times since January 1, 2000, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller or the Business of, or a failure on the part of Seller or the Business to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller or the Business to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) Seller or the Business has not received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller or the Business to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.
          (b) Schedule 2.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or the Business that is otherwise required to operate the Business. Each Governmental Authorization listed or required to be listed on Schedule 2.17(b) is valid and in full force and effect. Except as set forth on 2.17(b): (i) Seller or the Business is, and at all times since January 1, 2000, has been, in compliance with the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 2.17(b); (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 2.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 2.17(b); (iii) neither Seller nor the Business has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification or restriction to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 2.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed on Schedule 2.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it is currently operated.
     2.18 Legal Proceedings; Orders.
          (a) Except as set forth on Schedule 2.18(a), there is no pending Proceeding: (i) by or against Seller or the Business or that otherwise relates to or may affect the Business or Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. No such proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed on Schedule 2.18(a). The Proceedings listed or required to be listed on Schedule 2.18(a) will not have a Material Adverse Effect.
          (b) Except as set forth on Schedule 2.18(b): (i) there is no Order to which Seller or the Business is subject.
          (c) None of the Business, the Shareholders or Seller, nor any officer, director, agent, employee or independent contractor of Seller or the Business is subject to any Order that prohibits the Business or such Shareholder, Seller or any such officer, director, agent, employee or independent contractor of Seller or the Business from engaging in or continuing any conduct, activity or practice relating to the Business.
          (d) Except as set forth on Schedule 2.18(d): (i) Seller and the Business is, and, at all times since January 1, 2000, has been in compliance with all of the terms and requirements of each Order to which it or any of the assets owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, or any of the assets owned or used by Seller, is subject; and (iii) no Seller, Shareholder or any of their respective Affiliates has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, or any of the assets owned or used in the Business is or has been subject.
     2.19 No Material Adverse Change. Except as set forth on Schedule 2.19, since the date of the Balance Sheet, there has not been any Material Adverse Change.
     2.20 Absence of Certain Changes and Events. Except as set forth on Schedule 2.20, since the date of the Balance Sheet, the Business has been operated only in the Ordinary Course of Business and there has not been any: (a) change in Seller’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Seller; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Seller of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (b) amendment to the Organizational Documents of Seller; (c) payment or increase of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or independent contractor or entry into any employment, severance, or similar Contract with any director, officer, employee or independent contractor of Seller or the Business; (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees or independent contractors of Seller or the Business; (e) damage to or destruction or loss of any asset or property of Seller or the Business, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Seller; (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Business or Seller of at least $35,000; (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of Seller or the Business or Encumbrance on any material asset or property of Seller or the Business, including the sale, lease, or other disposition of any of the Intellectual Property Assets; (h) cancellation or waiver of any claims or rights with a value to Seller or the Business in excess of $35,000; (i) material change in the accounting methods used by the Business; or (j) agreement, whether oral or written, by Seller or the Business to do any of the foregoing.
     2.21 Contracts; No Defaults.
          (a) Schedule 2.21(a) contains a list, and Seller has delivered to Buyer complete and accurate copies, of all Assigned Contracts. Other than as set forth in Schedule 2.21(a), there exists no Contract that is used in connection with or relates to the Business, including without limitation any Contract that (i) involves performance of services or delivery of goods or materials by Seller, any Shareholder or any of their respective Affiliates or the Business; (ii) involves performance of services or delivery of goods or materials to Seller, any Shareholder or any of their respective Affiliates or the Business; (iii) was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller, any Shareholder or any of their respective Affiliates or the Business; (iv) is a lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property; (v) is a licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets; (vi) is a collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees; (vii) is a joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller, any Shareholder or any of their respective Affiliates with any other Person; (viii) contains covenants that in any way purport to restrict the business activity of Seller, any Shareholder or any of their respective Affiliates or the Business or limit the freedom of Seller, any Shareholder or any of their respective Affiliates or the Business to engage in any line of business or to compete with any Person; (ix) provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; (x) includes a power of attorney that is currently effective and outstanding related to the Business; (xi) was entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller, any Shareholder or any of their respective Affiliates to be responsible for consequential damages; (xii) relates to capital expenditures; (xiii) contains a written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Seller, any Shareholder or any of their respective Affiliates; and (xiv) is an amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.
     Schedule 2.21(a) sets forth reasonably complete details concerning such Assigned Contracts, including the parties to the Assigned Contracts, the amount of the remaining commitment of Seller or the Business under the Contracts, and Seller’s or the Business’ office where details relating to such Assigned Contracts are located.
          (b) Except as set forth on Schedule 2.21(b): (i) Seller, no Shareholder or any of their respective Affiliates has or may acquire any rights under, and Seller, no Shareholder or any of their respective Affiliates has and will not become subject to any Liability under, any Contract that relates to the Business; and (ii) no Representative of Seller or the Business is bound by any Contract that purports to limit the ability of such Representative to (A) engage in or continue any conduct, activity, or practice relating to the Business, or (B) assign to any Person any rights to any invention, improvement, or discovery.
          (c) Except as set forth on Schedule 2.21(c), (i) each Assigned Contract identified or required to be identified on Schedule 2.21(a) is in full force and effect and is valid and enforceable in accordance with its terms (ii) each Assigned Contract identified or required to be identified on Schedule 2.21(a) is assignable by Seller to Buyer without the consent of any other Person; and (iii) to the Knowledge of Seller and the Shareholders, no Assigned Contract identified or required to be identified on Schedule 2.21(a) will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Buyer or the Business.
          (d) Except as set forth on Schedule 2.21(d): (i) Seller, the Shareholders and each of their respective Affiliates, as applicable, is, and at all times since January 1, 2000 Seller, the Shareholders and each of their respective Affiliates, as applicable, have been, in full compliance with all applicable terms and requirements of each Assigned Contract under which such Person has or had any Liability or by which the Business or any of the Assets is or was bound; (ii) each other Person that has or had any Liability under any such Assigned Contract is, and at all times since January 1, 2000 has been, in full compliance with all applicable terms and requirements of such Contract; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract; and (iv) Seller, any Shareholder or any of their respective Affiliates has not given to or received from any other Person, at any time since January 1, 2000, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assigned Contract or received notice or has any reason to believe that any Person party to an Assigned Contract will cease to procure the services of the Business, will substantially reduce the procurement of services of the Business in the future or modify the terms of the Assigned Contract.
          (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller or to the Business under current or completed Assigned Contracts with any Person and no such Person has made demand for such renegotiation.
     2.22 Insurance.
          (a) Seller has delivered to Buyer: (i) copies of all policies of insurance to which Seller, any Shareholder or any of their respective Affiliates is a party or under which any such Person is or has been covered at any time within the five years preceding the date of this Agreement and which relates to the Business; (ii) statements of any insurance brokerage fees paid, if any, in addition to premiums shown on current policies, (iii) schedules/registers of insurance for each of the five years preceding the earliest policy year referenced in clause (i) hereof, showing brokers, carriers, policy numbers, dates of coverage, types of insurance, limits provided and premiums, (iv) copies of all pending applications for policies of insurance; copies of all applications filed in connection with current policies and (v) any statement by the auditor of Seller’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims. Set forth on Schedule 2.22(a) is a list of all policies of insurance related to the Business, including the policy number and terms of each such policy.
          (b) Schedule 2.22(b) describes: (i) any self-insurance arrangement by or affecting the Business, including any reserves established thereunder and any partial self-insurance such as through deductibles of more than $10,000 each occurrence, at any time during the ten years preceding the date of this Agreement; (ii) any current or previous contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk related to the Business, including any captive insurance company participation; and (iii) all obligations of the Business to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.
          (c) Schedule 2.22(c) sets forth, by year, for the current policy year and each of the ten preceding policy years: (i) a summary (whether internally prepared or insurance company issued) of the loss experience under each policy; (ii) a statement describing each open claim and all closed claims for an amount in excess of $10,000 under an insurance policy, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.
          (d) Except as set forth on Schedule 2.22(d): (i) all policies related to the Business or that provide coverage to any Shareholder, Seller, or any of their respective Affiliates: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Business for all risks normally insured against by a Person carrying on the same business or businesses as Seller and for all risks to which Seller is normally exposed; (D) are sufficient for compliance with all Legal Requirements and Contracts related to the Business; (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability, (ii) Seller, any Shareholder or any of their respective Affiliates has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder, (iii) Seller, the Shareholders and their respective Affiliates have paid all premiums due, and has otherwise performed all of its obligations, under each policy related to the Business or that provides coverage for Assets or the Business thereof; and (iv) Seller has given notice to the insurer of all claims that may be insured thereby.
     2.23 Environmental Matters. Except as set forth on Schedule 2.23:
          (a) The Business is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Shareholder, Seller or any of their respective Affiliates has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller, the Shareholders or any of their respective Affiliates has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Seller, any Shareholder or any of their respective Affiliates or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
          (b) There are no pending or, to the Knowledge of any Shareholder, Seller or any of their respective Affiliates, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Shareholder, Seller or any of their respective Affiliates has or had an interest.
          (c) No Shareholder, Seller or any of their respective Affiliates has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety

Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Seller, the Shareholders or any of their respective Affiliates had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Seller, any Shareholder or any of their respective Affiliates, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
          (d) No Shareholder, Seller or any of their respective Affiliates, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Seller, the Shareholders or any of their Affiliates, has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.
          (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of Seller, the Shareholders or any of their respective Affiliates and any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller, any Shareholder or any of their respective Affiliates has or had an interest.
          (f) There has been no Release or, to the Knowledge of any Shareholder, Seller or any of their respective Affiliates, Threat of Release, of any Hazardous Materials at or from the Business or Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Business or Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller, any Shareholder or any of their respective Affiliates has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller, any Shareholder or any of their respective Affiliates or any other Person.
          (g) The Shareholders and Seller have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller, any Shareholder or any of their respective Affiliates pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, any Shareholder or any of their respective Affiliates or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.
     2.24 Intellectual Property Assets.
          (a) Set forth on Schedule 2.24(a) is a list and description of all patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by or Seller, any Shareholder or any of their respective Affiliates and all goodwill associated therewith comprising the Intellectual Property Assets. Such Person owns or has the right to use and Seller shall as of the Closing Date own or have the right to use the Business’ names, all assumed fictitious business names, any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames (and all derivatives thereof), software, formulae, methods, processes and other intangible properties that are necessary or customarily used by Seller for the ownership, management or operation of the Business that otherwise comprise the Intellectual Property Assets, including those listed on Schedule 2.24(a). Except as set forth on Schedule 2.24(a), (i) Seller is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property Assets, and has the exclusive right to use, transfer and license the same, free and clear of any claim or conflict with the Intellectual Property Assets of others; (ii) no royalties, honorariums or fees are payable to any Person by reason of the ownership or use of any of the Intellectual Property Assets; (iii) there have been no claims made against or asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property Assets and no grounds for any such claims exist; (iv) none of Seller, any Shareholder or any of their respective Affiliates has made any claim of any violation or infringement by others of any of its Intellectual Property Assets or interests therein and, to the Knowledge of Shareholders and Seller, no grounds for any such claims exist; (v) none of Seller, any Shareholder or any of their respective Affiliates has received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property Assets, and neither the use of the Intellectual Property Assets nor the operation of the Business is infringing or has infringed upon any intellectual property rights of others; (vi) the Intellectual Property Assets are sufficient and include all intellectual property rights necessary for Seller to lawfully operate the Business as presently being operated; (vii) no interest in any Seller’s Intellectual Property Assets has been assigned, transferred, licensed or sublicensed by Seller to any Person other than Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intellectual Property Assets has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 2.24(a) and were duly made and remain in full force and effect; (ix) to the Knowledge of Shareholders and Seller, there has not been any act or failure to act during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property Assets or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intellectual Property Assets; (x) to the extent any Intellectual Property Asset constitutes proprietary or confidential information, such information has been adequately safeguarded from disclosure; and (xi) to the Knowledge of Shareholder and Seller, all of Seller’s current Intellectual Property Assets will remain in full force and effect following the Closing without alteration or impairment.
          (b) Schedule 2.24(b) contains a list and summary description of all rights in internet web sites and internet domain names presently used by Seller, any Shareholder or any of their respective Affiliates comprising part of the Intellectual Property Assets (collectively “Net Names”). All Net Names have been registered and are in compliance with all formal Legal Requirements. No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Knowledge of Shareholders and Seller, no such action is Threatened with respect to any Net Name. To the Knowledge of Shareholders and Seller, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Net Name. No Net Name is infringed or, to the Knowledge of Shareholders and Seller, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
     2.25 Certain Payments. Since January 1, 2000, none of Seller, any Shareholder, or any of their respective Affiliates or any of their respective Representatives, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or the Business, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and Records of the Business.
     2.26 Relationships With Affiliates. Except as set forth in Schedule 2.26, none of Seller, any Shareholder or any of their respective Affiliates has, or since January 1, 2000 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. Except as set forth on Schedule 2.26, none of Seller, any Shareholder or any of their respective Affiliates owns, or since January 1, 2000 has owned, (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, any Person that has (i) had business dealings or a material financial interest in any transaction with Seller or the Business, or (ii) engaged in competition with Seller or the Business with respect to any line of the products or services of Seller or the Business in any market presently served by Seller or the Business (a “Competing Business”), except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on Schedule 2.26, none of Seller, any Shareholder or any their respective Affiliates is a party to any Contract with, or has any claim or right against, Seller or the Business.
     2.27 Brokers or Finders. None of Seller, any Shareholder, any of their respective Affiliates or any of their respective Representatives has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.
     2.28 Securities Law Matters.
          (a) The MasTec Shares acquired by Seller pursuant to this Agreement which may be subsequently distributed by Seller to the Shareholders are being acquired for Seller’s or such Shareholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the MasTec Shares will not be disposed of by such Shareholder in contravention of the Securities Act or any applicable state securities laws.
          (b) Seller and each Shareholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the MasTec Shares and make an informed investment decision.
          (c) Seller and each Shareholder has had an opportunity to ask questions and receive answers concerning MasTec and the MasTec Shares and has had full access to such other information concerning MasTec and the MasTec Shares as Seller and such Shareholder has requested or which has been filed by MasTec with the Securities and Exchange Commission.
          (d) Seller and each Shareholder understands that it must bear the economic risk of its acquisition of the MasTec Shares for an indefinite period of time because (A) the acquisition of MasTec Shares pursuant to this Agreement has not been registered under the Securities Act and applicable state securities laws; and (B) the MasTec Shares may therefore not be sold, transferred, pledged, or otherwise disposed of unless subsequently so registered or, in the opinion (satisfactory to Seller) of counsel (satisfactory to Seller) that registration under the Securities Act or any applicable state securities laws is not required.
          (e) Seller and each Shareholder understands that the certificates evidencing the MasTec Shares will bear a restrictive legend prohibiting the transfer thereof except in compliance with the applicable state and federal securities laws and may not be transferred of record except in compliance therewith.
          (f) Seller and each Shareholder has discussed with and relied upon the advice of its independent legal counsel, tax and financial advisors with regard to the meaning and legal consequences of Seller’s or such Shareholder’s representations and warranties contained herein and the considerations involved in making an investment in MasTec, and Seller and Shareholders understand that MasTec is relying on the information set forth herein.
     2.29 Solvency.
          (a) Seller, the Shareholders or any of their respective Affiliates who own Assets is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of the Person exceeds the present fair saleable value of the Person’s assets.
          (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller, the Shareholders and any of their respective Affiliates who own Assets will be able to pay their respective Liabilities as they become due in the usual course of its business; (ii) Seller, the Shareholders and any of their respective Affiliates who own Assets will not have unreasonably small capital (except with respect to current cash and accounts receivable) with which to conduct its present or proposed business; (iii) Seller, the Shareholders and any of their respective Affiliates who own Assets will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and Threatened litigation, final judgments against Seller, the Shareholders and any of their respective Affiliates who own Assets in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Person will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Person. The cash available to Seller, the Shareholders and any of their respective Affiliates who own Assets after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
     2.30 Suppliers. Set forth on Schedule 2.30 is a list of the ten most significant suppliers of services (including, without limitation, subcontractors), supplies, merchandise or other goods for Seller or the Business in terms of purchases for the twelve-month period ended November 30, 2005 by Seller or the Business, showing the amount paid to each such significant supplier during such period. Except as disclosed on Schedule 2.30, none of Seller, any Shareholder or any of their respective Affiliates has received any notice nor does any such Person have any reason to believe that any such supplier will not sell supplies, merchandise and other goods or other services to Buyer on the same terms and conditions as those used in its current sales to Seller or the Business, subject only to general and customary price increases.
     2.31 Disclosure.
          (a) No representation or warranty of Seller or any Shareholder in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
          (b) No notice given pursuant to Section 4.5, will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
          (c) There is no fact known to Seller or any Shareholder that has specific application to Seller or such Shareholder (other than general economic or industry conditions) and that would have a Material Adverse Effect.
     2.32 DirecTV.
     DirecTV has not canceled or terminated any relationship with Seller, any Shareholder or any of their respective Affiliates nor has any DirecTV notified or otherwise indicated to Seller, any Shareholder or any of their respective Affiliates any intention to do any of the foregoing. There is no reason to believe that there will be any change in the relationship of the Business with DirecTV as a result of the Contemplated Transactions. Except as set forth on Schedule 2.32, Seller, the Shareholders and all of their respective Affiliates are in compliance with all requirements set forth in the DirecTV Contract. Since September 1, 2005, Seller’s, any Shareholder’s or any of their respective Affiliate’s (i) at least 80% of the fleet of vans and vehicles is and have been properly wrapped with DirecTV logos and signage and are and were otherwise in compliance with the terms of the DirecTV Contract, (ii) performance standards meet and have met the minimum performance standards required by the DirecTV Contract, and (iii) employee to subcontractor ratios meet and have met the criteria required by the DirecTV Contract.

3. Representations and Warranties Of Buyer.
In order to induce Seller and the Shareholders to enter into this Agreement, Buyer and MasTec, jointly and severally, represent and warrant to Seller and Shareholders as follows:
     3.1 Organization and Good Standing. Each of Buyer and MasTec is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full corporate power and authority to conduct its business as it is now conducted.
     3.2 Enforceability; Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of each of Buyer and MasTec, enforceable against Buyer and MasTec in accordance with its terms. Upon the execution and delivery by each of Buyer and MasTec of each agreement to be executed or delivered by Buyer or MasTec at Closing (collectively, the “Buyer’s Closing Documents”), each Buyer’s Closing Document will constitute the legal, valid and binding obligation of each of Buyer and MasTec who is a party to such Buyer’s Closing Documents, enforceable against Buyer and MasTec in accordance with its respective terms. Subject to approval by the Board of Directors of Buyer and MasTec each of Buyer and MasTec has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Buyer’s Closing Documents to which it is a party.
          (b) Except as set forth on Schedule 3.2(b), neither the execution and delivery of this Agreement by Buyer or MasTec nor the consummation or performance of any of the Contemplated Transactions by Buyer or MasTec will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer’s or MasTec’s Organizational Documents; (ii) any resolution adopted by the board of directors or the shareholders of Buyer or MasTec; (iii) any Legal Requirement or Order to which Buyer or MasTec may be subject; or (iv) any Contract to which Buyer or MasTec, Inc. is a party or by which Buyer or MasTec may be bound.
          (c) Except as set forth on Schedule 3.2(c), Buyer or MasTec is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer or MasTec and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s or MasTec’s Knowledge, no such Proceeding has been Threatened.
     3.4 Brokers or Finders. Buyer, MasTec and their respective Representatives have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

4. Seller’s Preclosing Covenants.
     4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller and the Shareholders will and will cause their respective Representatives to, (a) afford Buyer and MasTec and their respective Representatives (collectively, “Buyer’s Advisors”) full and free access to the Business’ personnel, properties (including subsurface testing), Contracts, books and Records, and other documents and data, (b) furnish Buyer, MasTec and Buyer’s Advisors with copies of all such Contracts, books and Records, and other existing documents and data as Buyer or MasTec may reasonably request, (c) furnish Buyer, MasTec and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request, and (d) provide information and respond to questions from MasTec regarding DirecTV forecasts and Inventory purchases.
     4.2 Operation of the Business. Between the date of this Agreement and the Closing Date, Shareholders and Seller, each Shareholder and their respective Affiliates will:
          (a) conduct the Business only in the Ordinary Course of Business, including without limitation paying all of the Business’ accounts payable as and when they become due;
          (b) use their Best Efforts to preserve intact the current business organization of the Business, keep available the services of the current officers, employees, and agents of the Business, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Business;
          (c) confer with Buyer prior to implementing any operational decisions related to DirecTV and any of its Affiliates or any other operational decisions of a material nature;
          (d) otherwise report periodically to Buyer concerning the status of the operations and finances of the Business;
          (e) without the prior written consent of Buyer, make no material changes in the management personnel or change in any manner the base compensation of, or enter into any new bonus, incentive agreement, employment agreement or arrangement with, any of its employees, officers, directors, independent contractors or consultants whose annualized compensation is $75,000 or more or whose annual compensation for the 12-month period following the Closing Date is expected to be $75,000 or more;
          (f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal operation of the Business;
          (g) keep in full force and effect, without amendment, all material rights relating to the Business;
          (h) comply with all Legal Requirements and contractual obligations applicable to the operation of the Business;

          (i) continue in full force and effect the insurance coverage under the policies set forth on Schedule 2.22(a);
          (j) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required for Buyer to utilize the Assets from and after the Closing Date and either cooperate with Buyer to transfer existing Governmental Authorizations of Seller to Buyer, where permissible, or cooperate with Buyer to obtain Governmental Authorizations of Buyer;
          (k) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and
          (l) maintain all books and Records of the Business in the Ordinary Course of Business.
          (m) except as consented to by Buyer make any commitment for any capital expenditure related to the Business to be made on or following the date or enter into any material contract or agreement without the written consent of Buyer;
          (n) not pay or agree to pay any pension, retirement allowance or other employee benefit under any benefit plan to any of its employees, officers, directors, consultants or independent contractors, whether past or present other than in the Ordinary Course of Business;
          (o) not adopt, amend or terminate any benefit plan or increase the benefits provided under any benefit plan, or promise or commit to undertake any of the foregoing in the future;
          (p) not enter into a new collective bargaining agreement;
          (q) maintain supplies and Inventory at levels that are in the ordinary course of business and consistent with past practice;
          (r) collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;
          (s) grant, create, incur or suffer to exist any Lien on any Asset; and
          (t) perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under any Assumed Contract (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be an Assumed Contract or relates to the Assets without the prior consent of Buyer.
     4.3 Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller, the Shareholders and their respective Affiliates will not, without the prior consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.19, is likely to occur; (b) make any modification to any Assigned Contract or Governmental Authorization; or (c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, Business or Assumed Liabilities.
     4.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller and the Shareholders will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller and the Shareholders will (a) cooperate with Buyer and MasTec with respect to all filings that Buyer or MasTec elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer and MasTec in obtaining all consents identified on Schedule 3.2(c), including without limitation by helping in the preparation of and submission of a business plan to DirecTV in connection with the DirecTV Consent and otherwise using their best efforts to help Buyer and MasTec obtain the DirecTV Consent.
     4.5 Notification. Between the date of this Agreement and the Closing Date, Seller and the Shareholders will promptly notify Buyer in writing if Seller or any Shareholder becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller or such Shareholder’s representations and warranties as of the date of this Agreement, or if Seller or any Shareholder become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in Seller’s or such Shareholder’s Schedules provided pursuant to Section 2, if such schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller and such Shareholder will promptly deliver to Buyer a supplement to such schedules specifying such change. During the same period, Seller and the Shareholders will promptly notify Buyer in writing of the occurrence of any Breach of any covenant of the in this Section 4 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely. Notwithstanding the foregoing, no notice or revised schedules delivered by any Seller or Shareholder pursuant to this Section 4.5 shall relieve Seller or such Shareholder for any Liability resulting from any Breach of this Agreement.
     4.6 No Negotiation. Until the earlier of such time, if any, as this Agreement is terminated pursuant to Section 8 and February 1, 2006, Seller and Shareholders will not, and will cause each of their respective Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer or MasTec) relating to any transaction involving the sale of the Business, or any of the capital stock of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller or the Business. If Seller, any Shareholder, or any of their respective Affiliates receives any such inquiry or proposal, such Shareholder or Seller shall provide written notice to Buyer as soon as practicable of any such inquiry or proposal by any such Person.

     4.7 Best Efforts. Between the date of this Agreement and the Closing Date, Seller and the Shareholders will use their Best Efforts to cause the conditions in Section 6 to be satisfied.
     4.8 Interim Financial Statements. Until the Closing Date, Seller and the Shareholders shall deliver to Buyer within five Business Days after the end of each month, copies of balance sheets, statements of income and shareholders equity and statements of cash flows for the Business for such month prepared in accordance with GAAP and certified by Seller’s chief financial officer as to compliance with Section 2.3.
     4.9 Environmental Review.
          (a) The Buyer, at its sole cost and expense, may undertake “Phase I” environmental site assessments (the “Phase I ESA(s)”) of any Asset that is real property. Each Phase I ESA that Buyer elects to undertake shall be conducted by a reputable environmental consultant with appropriate licenses, certificates, experience and training selected by the Buyer (the “Environmental Consultant”). The Environmental Consultant shall conduct the Phase I ESAs in accordance with the ASTM E1527-00 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process (as such practice may have been updated or revised as of the date hereof, the “ASTM Phase I ESA Standard”) and may include such non-scope considerations reasonably specified by he Buyer. The Phase I ESAs, however, shall not include testing of any environmental medium, or any materials, of any structure on any real property without the express written approval of Seller, the Shareholders or their respective Affiliates, as applicable, which approval shall not be unreasonably withheld; provided, however, that if the Environmental Consultant determines in its professional opinion that such testing is advisable and appropriate and Seller, any Shareholder or any of their respective Affiliates, as applicable, fails to grant such written approval within five (5) Business Days, then the Buyer shall have the right to terminate this Agreement within ten (10) Business Days of such determination by the Environmental Consultant by delivering written notice to Seller. Notwithstanding the foregoing sentence, any such testing of any environmental medium, or materials, of any structure on any real property during any Phase I ESA shall not unreasonably interfere with the ability of Seller, the Shareholder or any of their Affiliates to conduct its business or result in any material damage to any such structure.
          (b) Should any Phase I ESA reveal a “recognized environmental condition,” as defined in the ASTM Phase I ESA Standard, for which the Environmental Consultant recommends a Phase II ESA (as defined below), then Buyer may cause the Environmental Consultant to undertake a reasonable and appropriate subsurface investigation of any such recognized environmental condition at any such real property in a “Phase II” environmental site assessment (the “Phase II ESA(s)”) in accordance with ASTM E1903-97 (2002) (as such practice may have been updated or revised as of the date hereof, the “ASTM Phase II ESA Standard”). The Environmental Consultant shall prepare a separate scope of work and cost estimate for each Phase II ESA of each real property that Buyer reasonably deems necessary and that is consistent with the agreement of the Buyer and Seller regarding the extent and parameters of the subsurface investigation. The performance of such Phase II ESAs shall not unreasonably interfere with the ability of Seller, any Shareholder or any of their respective Affiliates, as applicable, to conduct its business. Only the Phase II ESA(s) contemplated under, and authorized in accordance with the terms of, this Section 4.9(b) shall be permissible under this Agreement. Nothing in this Section 4.9(b) shall be construed as requiring Buyer to conduct any Phase II ESAs prior to Buyer’s exercise of its termination rights under this Section 4.9.
          (c) Buyer may terminate this Agreement by delivery of written notice to Seller prior to the Closing Date if there is a Material Environmental Effect. “Material Environmental Effect” means the existence of any “recognized environmental condition” (as defined in the ASTM Phase I ESA Standard) at any Asset that is real property or the failure of any Asset that is real property to comply with applicable Environmental Laws that, in the Environmental Consultant’s professional opinion, would reasonably be expected to result in an aggregate cost in excess of $150,000 to Buyer to remediate the “recognized environmental condition” or comply with such applicable Environmental Laws, including the payment of any fines and penalties. Notwithstanding the foregoing definition of Material Environmental Effect, the Environmental Consultant may also include in its estimate of aggregate cost for purposes of determining a Material Environmental Effect the cost of removal of any existing asbestos containing materials in any structure on any Asset that is real property provided, however, that such removal is required under applicable Environmental Laws, including any Environmental Laws requiring asbestos removal in connection with planned demolition, renovation, construction or repair activities. In the event of a Material Environmental Effect, the parties hereto shall promptly and diligently negotiate in good faith a mutually agreeable solution with respect to the Material Environmental Effect until the earlier of the following events to occur:
(i) the parties enter into a mutual written agreement related thereto;
(ii) the Closing; or
(iii) Buyer terminates this Agreement in connection with a Material Environmental Effect or in accordance with Section 4.9(a).
     4.10 Technicians.
     Mr. Phillips and Mrs. Phillips agree to use their best efforts to cause at least 75% of the technicians of the Business as of the date of this Agreement shall have submitted acceptable employment commitments to the Buyer.
     4.11 Inventory Audit.
     Buyer will engage an inventory audit firm to count all Inventory Physically Present in Seller’s Facilities as of Closing. Buyer will be responsible for the costs of this physical inventory audit and Seller agrees to allow access to and cooperate with Buyer and the firm to allow the audit to be completed prior to Closing. Seller agrees that the invoiced amount from DirecTV for new Major Inventory received by Seller within 30 days of Closing and Physically Present in Seller’s Facilities at Closing will be at least $2.5 million. Seller will communicate on a regular basis to Buyer its Inventory ordering process from the date hereof to the Closing.

     4.12 Environmental Remediation.
     Seller agrees to complete prior to the Closing each of the environmental recommendations discussed in the Letter dated December 26, 2005 from Bob Jackson of Rindt- McDuff Associates, Inc. to Lourdes Escobar of Mastec and related Phase I Report each as attached hereto as Exhibit 4.12.
5. Buyer’s Preclosing Covenants.
     5.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer and MasTec will, and will cause each of their respective Affiliates to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer and MasTec will, and will cause each of their respective Affiliates to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and cooperate with Seller in obtaining all consents identified on Schedule 2.2(c); provided that this Agreement will not require Buyer or MasTec to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
     5.2 Best Efforts. Except as set forth in any proviso thereto, between the date of this Agreement and the Closing Date, Buyer and MasTec will use their Best Efforts to cause the conditions in Section 7 to be satisfied.
6. Conditions Precedent To Buyer’s and MasTec’s Obligation To Close.
     Buyer’s and MasTec’s obligations to purchase the Assets and to take the other actions required to be taken by Buyer or MasTec at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer or MasTec, in whole or in part) and such conditions will be deemed to have been waived if the Closing occurs (provided however, that such waiver shall not be deemed to be a waiver of any Buyer Indemnified Person’s right to indemnification pursuant to Article 9 due to a breach by Seller or any Shareholder of any of its representations, warranties, covenants or other obligations pursuant to this Agreement):
     6.1 Accuracy of Representations. All of Seller’s and Shareholders’ representations and warranties in this Agreement (considered collectively), and each of the representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to Seller’s or Shareholders’ schedules, except (a) those representations and warranties of Seller and any Shareholder that are made as of a certain date, shall have been true and correct as of such date, and (b) those representations and warranties of Seller or any Shareholder that are qualified by materiality shall be true and correct in all respects.

     6.2 Seller’s and Shareholders’ Performance.
          (a) All of the covenants and obligations of Seller or the Shareholders that are required to be performed or complied with pursuant to this Agreement at or prior to the Closing must have been performed and complied with to the reasonable satisfaction of Buyer.
          (b) Each document required to be delivered pursuant to Section 1.7 must have been delivered.
     6.3 Consents. Each Consent identified on Schedule 2.2(c) or on Schedule 3.2(c), must have been obtained in form and substance reasonably acceptable to Buyer and must be in full force and effect.
     6.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer or MasTec, or the ESOP, EIAP or the Trust, or against any Affiliate of Buyer or MasTec, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
     6.5 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or MasTec or any Affiliate of Buyer or MasTec to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
     6.6 Due Diligence. The Buyer’s and MasTec’s reasonably satisfactory completion (in Buyer’s and MasTec’s sole discretion) of a due diligence investigation related to the Business and Seller, including without limitation pursuant to Section 4.9 (Environmental Review).
     6.7 Bank Consent; Financing.
          (a) MasTec shall have received the written consent of Bank of America N.A. to the Contemplated Transactions pursuant to the Amended and Restated Loan and Security Agreement dated May 10, 2005, among MasTec and certain of its subsidiaries, Bank of America, N.A., as agent, General Electric Capital Corporation, as syndication agent, and the other financial institutions from time to time party thereto.
          (b) The Buyer shall have obtained reasonably satisfactory financing in an amount sufficient to consummate the purchase of the Assets and the other Contemplated Transactions.
     6.8 Authorizations. Buyer shall have received such Governmental Authorizations as are necessary in Buyer’s reasonable discretion to allow Buyer to utilize the Assets and operate the Business from and after the Closing.

7. Conditions Precedent To Seller’s and the Shareholders’ Obligation To Close.
     Seller’s and Shareholders’ obligation to sell the Assets and to take the other actions required to be taken by Seller and the Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by such Shareholder, in whole or in part):
     7.1 Accuracy of Representations. All of Buyer’s and MasTec’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, except (a) those representations and warranties of Buyer or MasTec that are made as of a certain date, shall have been true and correct as of such date, and (b) those representations and warranties of Buyer or MasTec that are qualified by materiality shall be true and correct in all respects.
     7.2 Buyer’s and MasTec’s Performance.
          (a) All of the covenants and obligations that Buyer or MasTec is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with.
          (b) Buyer and MasTec must have delivered each of the documents required to be delivered by Buyer or MasTec pursuant to Section 1.7 and must have made the cash payments required to be made by Buyer pursuant to Section 1.4(a).
     7.3 Consents. Each of the Consents identified on Schedule 3.2(c) must have been obtained and must be in full force and effect.
     7.4 Executive Employment Agreement. MasTec shall have executed and delivered to Ronald E. Phillips the Executive Employment Agreement.
     7.5 Lease Agreement. Buyer shall have executed and delivered to Country Manor Holdings, LLC the Greenville Lease.
     7.6 Consulting Agreement. MasTec shall have executed and delivered to Dawn M. Phillips a Consulting Agreement in the form attached hereto as Schedule 7.6.
8. Termination.
     8.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
          (a) by either (i) Buyer or (ii) Seller and Shareholders if a material Breach of any provision of this Agreement has been committed by the other party or parties and such Breach has not been waived;

          (b) (i) by Buyer if any condition in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer or MasTec to comply with its respective obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller if any condition in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or any Shareholder to comply with their respective obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;
          (c) by mutual consent of Buyer and Seller; or
          (d) by either (i) Buyer or (ii) Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2006, or such later date as the parties may agree upon.
     8.2 Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be deemed an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 2.27 (Brokers or Finders), 3.4 (Brokers or Finders), 8.1 (Termination), 8.2 (Effect of Termination), 10.3 (Confidentiality), 11.1 (Expenses) and 11.2 (Public Announcements) will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or parties or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s or parties’ failure to comply with its or their obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
9. Indemnification; Remedies.
     9.1 Survival and Right to Indemnification. All representations, warranties, covenants, and obligations in this Agreement, the supplements to Seller’s and Shareholders’ schedules, the certificates delivered pursuant to Section 1.7, and any other certificate or document delivered pursuant to this Agreement will survive the Closing; and the consummation of the Contemplated Transactions, subject to Section 9.4. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     9.2 Indemnification and Payment of Damages by Seller, Mr. Phillips and Mrs. Phillips.
     Seller, Mr. Phillips and Mrs. Phillips, jointly and severally, will indemnify and hold harmless Buyer, MasTec, Buyer’s and MasTec’s Affiliates and each of their respective Representatives (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
          (a) any Breach in any material respect of any representation or warranty that is not qualified by materiality, or any Breach of any representation or warranty that is qualified by materiality, made by Seller or any Shareholder in this Agreement (without giving effect to any supplement to Seller’s and Shareholders schedules) or any other certificate or document delivered by Seller or Shareholders pursuant to this Agreement;
          (b) any Breach in any material respect of any representation or warranty that is not qualified by materiality, or any Breach of any representation or warranty that is qualified by materiality, made by Seller or any Shareholder in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to Seller’s and Shareholders’ schedules;
          (c) any Breach by Seller or any Shareholder of any covenant or obligation of Seller or any Shareholder in this Agreement;
          (d) any hazard or defect, or alleged hazard or defect, in the manufacture, design, material or workmanship of any Inventory (including any part or component) shipped by or on behalf of Business, or any services provided by, the Business, in whole or in part, prior to the Closing Date;
          (e) any Liability arising out of the ownership or operation of the Assets or the Business prior to the Closing Date other than the Assumed Liabilities; or
          (f) any Retained Liabilities.
     To the extent that a Buyer Indemnified Person has a claim under more than one indemnification provision, the Buyer Indemnified Person shall have the right to select which indemnification provision it is seeking recovery under. The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons. Notwithstanding the foregoing, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement.
     9.3 Indemnification and Payment of Damages by Buyer. Buyer and MasTec, jointly and severally, will indemnify and hold harmless Seller, the Shareholders, Seller and the Shareholders’ Affiliates and each of their respective Representatives (the “Seller Indemnified

Parties”), and will pay to Seller Indemnified Parties the amount of any Damages arising, directly or indirectly, from or in connection with
          (a) any Breach in any material respect of any representation or warranty that is not qualified by materiality, or any Breach of any representation or warranty that is qualified by materiality, made by Buyer or MasTec in this Agreement or in any certificate delivered by Buyer or MasTec pursuant to this Agreement;
          (b) any Breach by Buyer or MasTec of any covenant or obligation of Buyer or MasTec in this Agreement;
          (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer or MasTec (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;
          (d) any Liability arising out of the ownership by Buyer or the operation by Buyer of the Assets or the Business after the Closing Date except for any Liability arising from Seller’s or any Shareholder’s breach of a representation, warranty, covenant or other agreement pursuant to this Agreement; or
          (e) any Assumed Liability.
     9.4 Time Limitations. A claim with respect to Sections 2.7, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18, 2.23, 2.25, and 2.30 may be made at any time before the expiration of the applicable statute of limitation (as they might be extended with by the agreement of the Seller and Buyer). A claim with respect to Sections 2.1, 2.2, 2.8, 2.11, 2.26. 2.27, or 2.28, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. Except as set forth in the two preceding sentences, if the Closing occurs, Seller and the Shareholders will have no liability (for indemnification or otherwise) with respect to any other representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the five year anniversary of the date hereof Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer or MasTec will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the five year anniversary of the date hereof Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.
     9.5 Limitations.
          (a) If the Closing occurs, Seller and Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in clauses (a) and (b) of Section 9.2 unless the total of all Damages with respect to such matters is at least $100,000, it being understood that such $100,000 amount is to serve as a “deductible” (for example, if the indemnity claims for which Seller would, but for the provisions of this paragraph (a), be liable equal $120,000, Seller would then be liable for just $20,000). However, this Section 9.5(a) will not apply to any Breach of Seller’s representations and warranties set forth in Section 2.1, 2.2, 2.7, 2.8, 2.11, 2.12, 2.13, 2.16, 2.26 or 2.32 or of which Seller, any Shareholder or any of their respective Affiliates had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller or any Shareholder of any covenant or obligation.
          (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 9.3 unless the total of all Damages with respect to such matters is at least $100,000, it being understood that such $100,000 amount is to serve as a “deductible” (for example, if the indemnity claims for which the Buyer would, but for the provisions of this paragraph (b), be liable equal $120,000, the Buyer and MasTec would then be liable for just $20,000). However, this Section 9.5(b) will not apply to any Breach of any of Buyer’s or MasTec’s representations and warranties of which Buyer or MasTec had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer and MasTec will be liable for all Damages with respect to such Breaches.
          (c) If the Closing occurs, the total Liability of Seller and the Shareholders with respect to claims under Section 9.2(a), (b), (c) and (d) shall not exceed twenty percent (20%) of the Purchase Price (the “Cap Limitation”). However, this Section 9.5(c) will not apply to any Breach of Seller’s representations and warranties set forth in Section 2.1, 2.2, 2.7, 2.8, 2.11, 2.12, 2.13, 2.16, 2.26 and 2.32 or of which Seller, any Shareholder or any of their respective Affiliates had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller or any Shareholder of any covenant or obligation.
          (d) The amount of any Damages shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Person with respect thereto under any insurance coverage or for any other party alleged to be responsible therefor. If an indemnified person receives an amount under insurance coverage with respect to Damages at any time subsequent to any indemnification provided by an indemnifying party, then such indemnified person shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such party in connection with providing such indemnification up to such amount received by the indemnified person.
          (e) Any indemnification payments required to be made hereunder with respect to any matter shall be reduced by the amount of any economic benefits (including, income tax benefits) that are readily quantifiable and can be demonstrated to have been received by the Indemnified Person as a result of the same matter.
     9.6 Set-off. Upon notice to Seller specifying in reasonable detail the basis for any Damages Buyer or MasTec may have pursuant to this Section 9, Buyer or MasTec may only set-off such Damages against any Earn-Out payments and Excluded Assets. Neither the exercise of nor the failure to give notice of a claim with respect to Damages satisfied by set-off in accordance with this Section 9.6 will constitute an election of remedies or limit Buyer or MasTec in any manner in the enforcement of any other remedies that may be available to it. If Seller disagrees that any such Damages are owed to Buyer or MasTec, Seller shall be entitled to, upon notice to Buyer or MasTec, as applicable, specifying in reasonable detail the basis for any such disagreement, an expedited resolution of such dispute in accordance with the procedures set forth in Section 10.6(b) (with “MasTec” being substituted for “Buyer” if Seller’s notice is addressed to MasTec).
     9.7 Procedure For Indemnification — Third Party Claims.
          (a) Promptly after receipt by an indemnified party under Sections 9.2, or 9.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 9.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith based upon a written and reasonable opinion of legal counsel that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. Notwithstanding anything to the contrary herein, the indemnifying party may participate in its own defense with respect to any Proceeding even though the indemnified party is permitted to defend itself under this section. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person which would adversely affect the operation of the Business, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten Business Days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound to the indemnified party by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. If any indemnified party or indemnifying party disagrees with the manner in which the other is applying this Section 9.7(b), such party shall be entitled to, upon notice to the other, specifying in reasonable detail the basis for any such disagreement, an expedited resolution of such dispute in accordance with the procedures set forth in Section 10.6(b).
          (c) The indemnifying party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified person for purposes of any claim that an indemnified person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on the indemnifying person with respect to such a claim.
     9.8 Procedure For Indemnification — Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.
     9.9 Payment of Indemnification Obligations. Except as set forth in Section 9.6, all indemnification amounts payable to any party hereto in connection with a claim for indemnification pursuant to this Section 9 shall be effected immediately upon determination of the amount of the indemnification liability by payment of cash or delivery of a cashier’s check in the amount of the indemnification liability.
     9.10 No Circular Recovery. Each Shareholder hereby agrees that it will not make any claim for indemnification against the Buyer or the Business by reason of the fact that such Shareholder was a controlling person, director, employee or Representative of the Seller or the Business or was serving as such for another Person at the request of the Buyer, the Seller or the Business (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Person against the Seller or any Shareholder relating to this Agreement or any of the Contemplated Transactions. With respect to any claim brought by a Buyer Indemnified Person against the Seller or any Shareholder relating to this Agreement and any of the Contemplated Transactions, the Seller and each Shareholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Buyer or the Business with respect to any amounts owed by such Seller or Shareholder pursuant to this Section 9.
10. Additional Covenants.
     10.1 Noncompetition, Nonsolicitation and Nondisparagement.
          (a) From the Closing Date until three years after the last Purchase Price payment is made, Seller, Shareholders and each of their Affiliates shall not, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any Competing Business; provided, however, that any Shareholder may purchase or otherwise acquire up to (but not more than) 1% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national securities exchange.
          (b) From the Closing Date until three years after the last Purchase Price payment is made, Seller, Shareholders and each of their Affiliates shall not, directly or indirectly: (i) solicit the business of any Person who is a customer of Buyer, MasTec or the Business;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, independent contractor consultant or other business relation of Buyer, MasTec or the Business to cease doing business with Buyer, MasTec or the Business, to deal with any competitor of Buyer, MasTec or the Business or in any way interfere with its relationship with Buyer, MasTec or the Business; (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, independent contractor consultant or other business relation of Seller or the Business to cease doing business with Buyer, MasTec or the Business, to deal with any competitor of Buyer, MasTec or the Business or in any way interfere with its relationship with Buyer, MasTec or the Business; or (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer, MasTec or the Business in any way interfere with the relationship between Buyer, MasTec or the Business and any of its employees or independent contractors.
          (c) After the Closing Date, Seller, Mr. Phillips and Mrs. Phillips and their respective Affiliates will not disparage Buyer, MasTec, the Business or any of their respective shareholders, directors, officers, employees or agents.
          (d) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.1(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.1 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.1(d) is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business and to prevent any unfair advantage conferred on Shareholder.
     10.2 Customer and Other Business Relationships.
          (a) After the Closing, Seller, the Shareholders and their respective Affiliates will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller, any Shareholder or any of their respective Affiliates existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller, each Shareholder and their respective Affiliates will refer to Buyer all inquiries relating to the Business and will on or prior to the Closing instruct each customer to make all future payments to Buyer. Seller, each Shareholder and their respective Affiliates shall take no action that would tend to diminish the value of Buyer or the Business after the Closing, including disparaging the name or business of Buyer or the Business.
          (b) After the Closing, Buyer shall immediately forward to Seller any Accounts Receivable payment received that is clearly marked as a payment for any Accounts Receivable arising out of the operation or conduct of the Business prior to the Closing. After the Closing, Seller, any Shareholder or any of their respective Affiliates shall immediately forward to Buyer any Accounts Receivable payment received other than any Accounts Receivable payment that is clearly marked as payment for any Accounts Receivable arising out of the operation or conduct of the Business prior to the Closing. Seller and the Shareholders expressly acknowledge that nothing contained in this Agreement shall be deemed or construed as an obligation of Buyer to conduct any collection efforts with respect to the payment of any Accounts Receivable.
     10.3 Confidentiality. On or before and following the Closing, Seller, each Shareholder and each of their respective Affiliates shall and shall cause their respective Affiliates to, hold in strict confidence all, and not divulge or disclose any Confidential Information. On or before and following the Closing, MasTec and Buyer shall and shall cause their respective Affiliates to, hold in strict confidence all, and not divulge or disclose any Confidential Information related solely to Seller and the Shareholders. Nothing in this Section 10.3 shall prohibit any party from divulging or disclosing Confidential Information if (A) reasonably required in order to seek enforcement of any of the provisions of this Agreement, including without limitation the indemnification provisions of this Agreement, (B) such information is or becomes generally available to the public other than as a result of an unauthorized disclosure by such party, or (C) necessary to comply with the requirements of law or a court order, after providing the other party with not less than five (5) days prior written notice of such party’s intent to disclose, if possible. Each party to this Agreement acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Section 10.3 by a party or its representatives and that any such breach would cause the disclosing party and its representatives irreparable harm. Accordingly, each party to this Agreement also agrees that in the event of any breach or threatened breach of this Agreement, the non-breaching party and its representatives shall be entitled to seek equitable relief, including injunctive relief and specific performance.
     10.4 Lock-Up Agreement. Seller and the Shareholders represent and warrant to the Buyer and MasTec that he, she or it will not sell, transfer or make any disposition of any securities of MasTec after the effectiveness of any registration statement relating to a primary public offering by MasTec for a period of time as required by the managing underwriter of any such offering not to exceed 90 days; provided that each director and executive officer of MasTec shall have agreed to such restrictions for the same time period.
     10.5 Allocation; Payment of All Taxes Resulting From Sale of Assets by Seller. As soon as practicable after the date of this Agreement, but prior to the Closing, MasTec, Seller, Mr. Phillips and Mrs. Phillips shall mutually agree upon a statement (the “Allocation Statement”), allocating the consideration (as that term is used for purposes of Section 1060 of the Code) among the Assets in accordance with Section 1060 of the Code. Seller agrees to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including, without limitation filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing). Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement regardless of the Person on whom such Taxes are imposed by Legal Requirements. Seller and the Shareholders shall, in accordance with Section 9.2, indemnify and hold the Buyer Indemnified Parties harmless from any loss, liability or expense resulting from Seller’s failure to comply therewith. At Closing, Buyer shall provide Seller with appropriate resale certificates for all Inventory received from DirecTV which is transferred at Closing from Seller to Buyer. For purposes of determining sales tax due on the transfer of all motor vehicles, the parties agree to use the National Automobile Dealers Association “Blue Book” value.
     10.6 Payment of Other Retained Liabilities; Arbitration.
          (a) Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for and remain outstanding for more than a 30-day period or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets, Buyer may, at any time after the Closing Date, elect to submit such dispute to a mediator by providing Seller notice of its intent to trigger the dispute resolution mechanism set forth in this Section 10.6.
          (b) After delivery of any such notice, and if Seller and Buyer fail to resolve the issues outstanding noted in the notice within five (5) Business Days of the receipt of notice by the other party, Seller and Buyer shall submit the issues remaining in dispute to a mutually agreed upon, independent arbitrator who is listed on the National Roster of Arbitrators maintained by the American Arbitration Association and who resides in Atlanta, Georgia (the “Arbitrator”) for resolution in accordance with the provisions of this Agreement. The procedures for any such arbitration shall be governed by the Expedited Procedures of the Commercial Arbitration Rules and Procedures established by the American Arbitration Association. Seller and Buyer agree to use their best efforts to cause any such dispute to be decided within forty-five (45) days of the appointment of the Arbitrator and shall be final, binding and conclusive on the parties. If the Arbitrator determines that the Seller is responsible for the payment of any Retained Liabilities or other Liabilities of Seller raised in Buyer’s notice or Damages objected to in Seller’s notice, as applicable, then Seller shall pay all costs and expenses of the Arbitrator. If the Arbitrator determines that the Seller is not responsible for any payments asserted in Buyer’s notice or Damages objected to in Seller’s notice, as applicable, then the Buyer shall pay all costs and expenses of the Arbitrator. To the extent that the Arbitrator determines that Seller is responsible for the payment of any Retained Liabilities or other Liabilities raised in Buyer’s notice, Seller shall within 2 Business Days of such determination pay in full any such Retained Liabilities or other Liabilities.
     10.7 Restrictions on Seller Dissolution and Distributions. Seller shall not dissolve until the lapse of more than three years after the Closing Date. Two Million One Hundred Fifty Thousand No/100 Dollars ($2,150,000) of proceeds of the Purchase Price will be transferred in an unrestricted manner to the Trust and be used by Trust to pay the participants of the Trust and to defer the Trust’s reasonable expenses of operation. To the extent that any other proceeds of the Purchase Price are distributed by Seller to the Trust, the Trust covenants to distribute such proceeds to Mr. Phillips and Mrs. Phillips within thirty (30) days of receipt. In addition, the Trust covenants that, except as otherwise indicated in this Section, prior to the distribution of any Purchase Price proceeds to any of its participants it will first repay at least that portion of the indebtedness that it owes to Mr. Phillips and Mrs. Phillips that is equal to the Cap Limitation.
     10.8 Removing Excluded Assets. On or before the Closing Date, Seller shall remove all Excluded Assets from the Premises except for those listed on Schedule 10.8. Such removal shall be done in such manner as to avoid any damage to the Premises and any disruption after the Closing. Any damage to the Assets or the Premises resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets other than those Excluded Assets listed on Schedule 10.8, as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date. Mr. Phillips may keep any of the Excluded Assets listed on Schedule 10.8 on the Premises for so long as Mr. Phillips is employed with Buyer unless otherwise provided by Buyer to Mr. Phillips with at least thirty (30) day’s prior notice. Mr. Phillips acknowledges that the use of the Premises to store any assets, including the Excluded Assets listed on Schedule 10.8, shall be at his sole risk and that Mr. Phillips must bear all responsibility for any damage or loss to such assets. In addition, Mr. Phillips acknowledges that Buyer is under no obligation to insure any such assets.
     10.9 Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business, to and including the Closing Date. Seller shall prepare and furnish its employees a Form W-2 for all periods ending on or prior to the Closing Date.
     10.10 Assistance in Proceedings. At Buyer’s and MasTec’s expense (except with respect to any such Proceedings for which any Buyer Indemnified Person is entitled to indemnification pursuant to Article 9), Seller, Mr. Phillips and Mrs. Phillips will cooperate with Buyer and its counsel, and Buyer and MasTec will offer the same cooperation to Seller and Mr. Phillips and Mrs. Phillips, in the contest or defense of, and make available their personnel and provide any testimony and access to Seller’s books and Records in connection with, any Proceeding for which any Buyer Indemnified Person is entitled to indemnification pursuant to Article 9 or that Buyer or MasTec is required by court or agency order or applicable law to participate in and involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.
     10.11 Retention of and Access to Records. After the Closing Date for a period of at least six (6) years commencing on the Closing Date, Seller and the Shareholders shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets (other than privileged and confidential communications with its legal counsel), during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
     10.12 Corporate Name Change.
          (a) Prior to the Closing Date, Seller shall (i) file an amendment to Seller’s Governing Documents to change its corporate name (ii) take all other actions necessary to change its corporate name to a name which is in no way similar to such corporate name, in Buyer’s reasonable judgment, and (iii) shall furnish all written consents and assignments as Buyer shall reasonably request in connection with such name change. At Buyer’s and MasTec’s expense, Seller further agrees to take all reasonable actions, after the Closing, which are reasonably requested by Buyer to enable Buyer to immediately change its name to Seller’s present corporate name.
          (b) In connection therewith, Seller shall remove or cover, or shall have caused to be removed or covered, no later than thirty (30) days after the Closing Date, Intellectual Property Assets or any derivative thereof from letterhead, envelopes, labels, containers, signs, panels, signage and other material or matter (regardless of medium).
     10.13 COBRA. Seller and its “selling group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(a) (the “Selling Group”)) shall be solely responsible for providing continuation coverage under the COBRA, to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (“M&A Qualified Beneficiaries”). In the event that no member of the Selling Group maintains any group health plan at any time after the Closing Date, and as a result Buyer is deemed to be a successor employer (as defined in Treasury Regulation Section 54.4980B-9, Q&A-8(b)(i)) to the Selling Group for the purposes of the continuation of coverage requirements under COBRA, Seller shall be obligated to reimburse Buyer for the aggregate amount of any group health plan reimbursements paid under any of Buyer’s group health plans with respect to any of the M&A Qualified Beneficiaries to the extent such reimbursements exceed the aggregate amount of COBRA premiums paid by such M&A Qualified Beneficiaries. If and to the extent that Buyer’s group health plan pursuant to which such M&A Qualified Beneficiaries receive COBRA coverage is an insured plan, then Seller shall be obligated to reimburse Buyer for the amount, if any, by which the aggregate premiums paid by Buyer and individuals receiving coverage under that group health plan, is increased as a result of the requirement that the M&A Qualified Beneficiaries are required to be covered under Buyer’s group health plan. Seller shall immediately notify Buyer in the event that the Selling Group ceases to provide continued COBRA coverage to M&A Qualified Beneficiaries for any reason other than the failure by the M&A Qualified Beneficiary to pay applicable premiums or the expiration of the required period of coverage under COBRA.
     10.14 Vacation. Buyer agrees to credit each employee that it hires after the Closing with vacation time equal to the amount of accrued but unpaid vacation time that such person was entitled to from Seller immediately prior to the Closing.
11. General Provisions.
     11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. in connection with this Agreement and the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

     11.2 Public Announcements. Except with respect to the direction pass-through process of the ESOP and the EIAP plan document and Section 409(e)(3) of the Code (a copy of which will be provided to Buyer at least 2 Business Days prior to the distribution thereof), any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as MasTec determines. Unless consented to by MasTec in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Shareholders to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than its agents and except as otherwise indicated in this Agreement. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, and suppliers and others having dealings with Seller set forth on Schedule 11.2 will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
     11.3 Notices. All notices, notifications, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:	Digital Satellite Services, Inc.
1621 Jones Mill Road
Simpsonville, SC 29681
Facsimile No.: 864-967-9746

with a copy to:	Johanson Berenson LLP
1792 Second Street
Napa, California 94559
Attention: David R. Johanson, Esq.
Facsimile No. 707-226-6881

Shareholders:	Digital Satellite Services Employee Stock Ownership Plan and Trust
14550 Wolfgang Road
Truckee, California 96161
Attention: Robert E. Eddy
Title: Special Trustee
Facsimile No.: 530-582-0612

with a copy to:	William H. Campbell
Davis & Campbell L.L.C.
401 Main Street
Suite 1600
Peoria, Illinois 61602
Fax: (309) 673-1690

Ronald E. Phillips
1621 Jones Mill Road
Simpsonville, SC 29681 Facsimile No.: 864-967-9746

Dawn M. Phillips
1621 Jones Mill Road
Simpsonville, SC 29681 Facsimile No.: 864-967-9746

Johanson Berenson LLP
1792 Second Street
Napa, California 94559
Attention: David R. Johanson, Esq.
Facsimile No. 707-226-6881

Buyer:	MasTec North America AC, LLC
800 Douglas Road, 12th Floor
Coral Gables, Florida 33134
Attention: Albert de Cardenas, Esq.
Facsimile No.: 305-374-1135

with a copy to:	Greenberg Traurig, PA
1221 Brickell Avenue
Miami, Florida 33131
Attention: Paul Berkowitz, Esq.
Facsimile No.: 305-961-5685

MasTec:	MasTec, Inc.
800 Douglas Road, 12th Floor
Coral Gables, Florida 33134
Attention: C. Robert Campbell
Facsimile No.: 305-406-1919

with a copy to:	Greenberg Traurig, PA
1221 Brickell Avenue
Miami, Florida 33131
Attention: Paul Berkowitz, Esq.
Facsimile No.: 305-961-5685

     11.4 Jurisdiction; Service Of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Florida, or, if it has or can acquire jurisdiction, in any United States District Court sitting in Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party waives personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such party at the address set forth above, such service to become effective five business days after mailing.
     11.5 Enforcement of Agreement. The parties acknowledge and agree that in the event of a Breach of this Agreement, the non-breaching party would be irreparably damaged and could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     11.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     11.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.9 Schedules.
          (a) The schedules to this Agreement, and any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.
          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules, the statements in the body of this Agreement will control.
     11.10 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     11.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     11.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     11.14 Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles except as preempted by ERISA.
     11.15 Legal Fees. If legal proceedings are commenced in connection with this Agreement, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys’ fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.
     11.16 Execution of Agreement. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
12. Definitions And Usage.
     12.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 12.1: “Accounts Receivable” shall mean all accounts receivable and other rights to payment from customers of the Business for products sold or services rendered thereto, whether or not generated in the Ordinary Course of Business, including the full benefit of all security for such accounts or rights to payment and any claim, remedy or other related right, calculated in accordance with GAAP.
     “Adequate Consideration Opinion” shall have the meaning ascribed in Section 1.7(a)(xxiv).
     “Affiliate” shall mean, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person and for each natural Person (a) his or her spouse, (b) his or her lineal descendant or antecedent, brother, sister, aunt, uncle, cousin, niece or nephew, as well as the spouse of any of the foregoing and the lineal descendant or antecedent, brother, sister, aunt, uncle, cousin, niece or nephew of any of the foregoing and their spouses, and (c) any custodian or trustee for the account of the Person. As to any corporation, limited liability company, trust or partnership, any person with any of the foregoing relationships to any person in control of such entity as general partner, member, shareholder, director, officer, trustee or otherwise shall be deemed to be an Affiliate of such entity.
     “Agreement” shall have the meaning ascribed in the preamble.
     “Alternate Fulfillment Contract” means the Secondary Provider Agreement for Equipment Installation and Service dated October 17, 2005 by and between DIRECTV, Inc. and Digital Satellite Services, Inc.
     “Annual Financial Statements” shall have the meaning ascribed in Section 2.3.
     “Arbitrator” shall have the meaning ascribed in Section 10.6(b).
     “Assigned Contract” shall mean any Contract to which Seller, any Shareholder or any of their respective Affiliates is a party or is bound which relates to the Business or the Assets (other than the Excluded Assets).
     “Assignment and Assumption Agreement” shall have the meaning ascribed in Section 1.7(a)(ii).
     “Assets” shall have the meaning ascribed in Section 1.2(a).
     “Assumed Liabilities” shall have the meaning ascribed in Section 1.3(a).

     “Assumed Payables for Major Inventory” means one-half of the first $3.0 million and the full amount above $3.0 million of the invoiced amount from DirecTV for new Major Inventory received by Seller within 30 days of Closing which, as of Closing, is Physically Present and available for Buyer to deliver to DirecTV customers in connection with the Business.
     “Average MasTec Share Price” shall mean the average quoted closing sales price on the New York Stock Exchange of MasTec Shares for the period commencing on the Closing Date and ending April 30, 2006.
     “Balance Sheet” shall have the meaning ascribed in Section 2.3.
     “Bill of Sale” shall have the meaning ascribed in Section 1.7(a)(i).
     “Best Efforts” shall mean the efforts that a prudent business Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.
     “Breach” shall mean (a) any breach of, or any inaccuracy in, any representation or warranty, (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with any representation or warranty, (c) any breach of, or failure to perform or comply with, any covenant or obligation, or (d) with respect to each of the foregoing, any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
     “Business” shall have the meaning ascribed in the first recital.
     “Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in Miami, Florida are permitted or required to be closed.
     “Buyer” shall have the meaning ascribed in the preamble.
     “Buyer’s Advisors” shall have the meaning ascribed in Section 4.1.
     “Buyer Closing Documents” shall have the meaning ascribed in Section 3.2(a).
     “Buyer Indemnified Parties” shall have the meaning ascribed in Section 9.2.
     “Cap Limitation” shall have the meaning ascribed in Section 9.5(c).
     “Chargebacks” means any amounts offset or deducted from amounts owed to Buyer pursuant to the DirecTV Contract or any renewals, amendments, or new contracts entered into between Buyer and DirecTV.
     “Closing” shall have the meaning ascribed in Section 1.6.
     “Closing Date” shall mean the date and time as of which the Closing actually takes place.
     “COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Competing Business” shall have the meaning ascribed in Section 2.26.
     “Confidential Information” all knowledge, documents, materials and information, not generally known to the public, regarding matters relating to Seller or the Business, including its finances, financial condition, owners, technology, products, services, research and development, marketing, operations or plans, technical data, trade secrets or know-how, equipment procurement plans or designs, ideas, inventions, specifications, techniques, discoveries, models, software, including source code and object code, systems, technology research and development partners and/or materials vendors, customer lists and customers and employees (including names, contacts and other information relating to existing or potential key employees of the Business).
     “Consent” shall mean any approval, consent, ratification, waiver or other authorization of any Person.
     “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including (a) the sale of the Assets to the Buyer; (b) the execution, delivery and performance of the Executive Employment Agreement, and the Shareholders’ Release; and (c) the performance by Buyer, Shareholders and Seller of their respective covenants and obligations under this Agreement.
     “Contract” shall mean any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), which is, or intended to be, legally binding.
     “Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
     “Damages” shall have the meaning ascribed in Section 9.2.
     “Defined Benefit Plan” shall have the meaning ascribed in Section 2.16(a).
     “DirecTV” shall mean DIRECTV, Inc., a California corporation, or any of its Affiliates. “DirecTV Consent” shall have the meaning ascribed in Section 1.7(a)(ix).
     “DirecTV Contract” shall mean:
(i)	the DIRECTV, Inc. 2005 Home Services Provider Agreement dated June 1, 2005, by and between DIRECTV, Inc. and Digital Satellite Services, Inc. (d/b/a Ron’s TV), including all exhibits and attachments thereto;

(ii)	the Amended and Restated Sales Agency Agreement dated February 29, 2000 by and between DIRECTV, Inc. and Ron’s TV and

(iii)	the Alternate Fulfillment Contract.
     “DIRECTV System Components” shall have the meaning ascribed in Exhibit 3.i., Section 6 of the DirecTV Contract.
     “DMA” or “Designated Market Areas” means those geographically defined areas, as established by Nielsen Media Research, in which Seller is authorized to provide services to its customers as of the Closing Date by DirecTV.
     “DOL” shall mean the United States Department of Labor.
     “Earn-Out” shall have the meaning ascribed in Section 1.5.
     “EBIT” shall have the meaning ascribed in Section 1.5.
     “EIAP” shall have the mean ascribed in Section 1.7(a)(xi).
     “Employee Plans” shall have the meaning ascribed in Section 2.16(a).
     “Encumbrance” shall mean any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, building or use restriction, servitude, conditional sales agreement, right of first option, right of first refusal or similar restriction, encumbrance or right of third parties, whether voluntarily or by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
     “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental, Health and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
     The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).
     “Environmental Law” shall mean any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall have the meaning ascribed in Section 2.16(a).
     “ESOP” means the Digital Satellite Services Employee Stock Ownership Plan.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Assets” shall have the meaning ascribed in Section 1.2(b).
     “Executive Employment Agreement” shall have the meaning ascribed in Section 1.7(a)(v).
     “Existing DMAs” shall have the meaning ascribed in the Recitals.
     “Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated in connection with the Business and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated in connection with the Business.
     “Fiduciary” shall have the meaning ascribed in Section 3(2) of ERISA.

     “Financial Statements” shall have the meaning ascribed in Section 2.3.
     “Fulfillment Services” shall have the meaning ascribed in the DirecTV Contract.
     “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, in effect from time to time applied consistently with the Balance Sheet and the other Financial Statements.
     “Governmental Authorization” shall mean any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” shall mean: (a) nation, state, county, city, town, borough, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.
     “Greenville Lease” shall have the meaning ascribed in Section 1.7(a)(viii).
     “Hardware Reimbursement Fee” shall have meaning ascribed in Exhibit 3.i, Section 6 of the DirecTV Contract.
     “Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Business.
     “Hazardous Material” shall mean any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
     “Incentive Payments” shall have the meaning ascribed in Attachment A Year 2005 Performance-Based Incentive Payments of the DirecTV Contract.
     “Indemnified Person” shall have the meaning ascribed in Section 9.2.
     “Independent Accountants” shall have the meaning ascribed in Section 1.5(b).

     “Intellectual Property Assets” shall mean, collectively, all worldwide industrial and intellectual property and associated rights, including patents, patent applications, rights to file for patent applications (including but not limited to continuations, continuations-in-part, divisionals and reissues), trademarks, logos, confidential documentation, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, Internet domain name or application for an Internet domain name, Internet and World Wide Web URLs or addresses, copyrights (whether or not registered) and applications for and the right to file applications for registration thereof, moral rights, mask work rights, mask work registrations and applications therefor, franchises, licenses, license or lease rights with respect to software or hardware, inventions, trade secrets, trade dress, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic or digital format), publicity and privacy rights and any other intellectual property rights arising under the laws of the United States of America, any state thereof, or any other country or province thereof, and all documentation and media (in whatever form) constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and Records.
     “Inventory” shall mean all inventory attributable to the Business, held for resale, wherever located, and all of the Business’ raw materials, work in process, finished products, supplies and packing items and similar items, in each case wherever located. Inventory shall include receivers, video recorders, high definition receivers, high definition video recorders, satellite dishes and multi-switches (“Major Inventory”) and cable and other ancillary parts (“Minor Inventory”).
     “IRS” shall mean the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge” shall mean an individual will be deemed to have Knowledge of a particular fact or other matter if: (a) that individual is actually aware of that fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer or manager of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above).
     “Lease” shall mean any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party or which is used in connection with or relates to the Business and any other Contract pertaining to the leasing or use of any Tangible Personal Property, including without limitation all vehicles.
     “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international or multinational law (statutory, judicial or otherwise), ordinance, rule, regulation, judgment, order, directive, policy, instruction, injunction, it, decree or award of any Governmental Body.

     “Liability” shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any successor liability.
     “M&A Qualified Beneficiaries” shall have the meaning ascribed in Section 10.13.
     “MasTec” shall have the meaning ascribed in the preamble.
     “MasTec Shares” shall have the meaning ascribed in Section 1.4(b).
     “Material Adverse Effect” or “Material Adverse Change” shall mean with respect to the Business, any material adverse effect or material adverse change in the condition (financial or other), business, results of operations, prospects or operations of the Business or on the ability of Seller or any Shareholder to consummate the Contemplated Transactions other than changes relating to the United States economies in general.
     “Most Recent Financial Statements” shall have the meaning ascribed in Section 2.3.
     “Mr. Phillips” shall have the meaning ascribed in the preamble.
     “Mrs. Phillips” shall have the meaning ascribed in the preamble.
     “Multiemployer Plan” shall have the meaning ascribed in Section 2.16(m).
     “NDA Agreement” shall have the meaning ascribed in Section 10.3.
     “Net Income” shall have the meaning ascribed in Section 1.5.
     “Net Names” shall have the meaning ascribed in Section 2.24(b).
     “Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Order” shall mean any award, decision, injunction, judgment, order, decree, ruling, assessment (including without limitation overpayment notice or demand), subpoena, or verdict entered, issued, made or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (ii) does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.
     “Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate or articles of organization and any operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
     “PBGC” shall have the meaning ascribed in Section 2.16(b).
     “Person” shall mean any individual, partnership, corporation, business trust, limited liability company, general, limited or limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
     “Phillips Shareholders” shall have the meaning ascribed in the preamble.
     “Physically Present” shall mean present at Seller’s Facilities as determined by a third party inventory audit firm on or immediately prior to the Closing.
     “Premises” shall have the meaning ascribed in Section 1.2(a)(ii).
     “Proceeding” shall mean any action, arbitration, audit, governmental health care program integrity review, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or other Person.
     “Proprietary Rights Agreement” shall have the meaning ascribed in Section 2.13(b).
     “Purchase Price” shall have the meaning ascribed in Section 1.4.
     “Record” shall mean information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
     “Release” shall mean any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
     “Remedial Action” shall mean all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring the Premises and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
     “Representative” shall mean with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
     “Retained Liabilities” shall have the meaning ascribed in Section 1.3(b).
     “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.
     “Seller” shall have the meaning ascribed in the preamble.
     “Seller Closing Documents” shall have the meaning ascribed in Section 2.2(a).
     “Seller Indemnified Parties” shall have the meaning ascribed in Section 9.3.
     “Seller Predecessors” means Ron’s Digital Satellite, a sole proprietorship, Ron’s TV, a sole proprietorship, Ronald E. Phillips, a sole proprietorship, Dawn M. Phillips, a sole proprietorship, and any other predecessor of Seller or any predecessor operator of any part of the Business.
     “Seller Tax Returns” shall have the meaning ascribed in Section 2.12(a).
     “Selling Group” shall have the meaning ascribed in Section 10.13.
     “Service Calls” shall have the meaning ascribed in the DirecTV Contract.
     “Shareholders” shall have the meaning ascribed in the preamble.
     “Shareholders’ Release” shall have the meaning ascribed in Section 1.7(a)(iv).
     “Shares” shall have the meaning ascribed in Section 2.1(g).
     “Tangible Personal Property” shall mean all machinery, equipment, tools, furniture, office equipment, fixtures, leasehold improvements, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventory) of every kind owned or leased by Seller or used in connection with the Business (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
     “Tax” shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
     “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third Party” shall mean a Person that is not a party to this Agreement.
     “Third-Party Claim” shall mean any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
     “Threat of Release” shall mean a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
     “Threatened” shall mean a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.
     “Trust” shall have the meaning ascribed in the preamble.
     “Trustee” shall have the meaning ascribed in the preamble.
     “Warn Act” shall have the meaning ascribed in Section 2.15.
     12.2 Usage.
          (a) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number or term includes the plural number or term and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
          (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
          (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:			Shareholders:

MasTec North America AC, LLC			Ronald E. Phillips

By: Mastec North America, Inc., its sole member			/s/ Ronald E. Phillips

	By:	/s/ Austin Shanfelter

	Name:	Austin Shanfelter
	Title:	President and Chief Executive Officer

Mastec:			Dawn M. Phillips

Mastec, Inc.			/s/ Dawn M. Phillips

By:	/s/ Austin Shanfelter

Name:	Austin Shanfelter
Title:	President and Chief Executive Officer

Digital Satellite Services Employee Stock Ownership Trust

			By:	/s/ Robert E. Eddy

			Name:	Robert E. Eddy
			Title:	Special Trustee

Seller:
Digital Satellite Services, Inc.

			By:	/s/ Ronald E. Phillips

			Name:	Ronald E. Phillips
			Title:	President